   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1998.
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                   Form SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                       COMMUNITY CAPITAL BANCSHARES, INC.
                 (Name of Small Business Issuer in its Charter)

           GEORGIA                             6711                           58-2413468
 (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
     of incorporation or           Classification Code Number)           Identification No.)
        organization)

            P.O. DRAWER 71269, ALBANY, GEORGIA 31750  (912) 446-2265
         (Address, and telephone number of principal executive offices)
           2815 MEREDYTH DRIVE, ALBANY, GEORGIA 31707  (912) 446-2265
(Address of principal place of business or intended principal place of business)
                      ------------------------------------

                                                                            COPIES TO:
             ROBERT E. LEE                       KATHERINE M. KOOPS, ESQ.                  WALTER E. JOSPIN, ESQ.
   COMMUNITY CAPITAL BANCSHARES, INC.     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP            TROUTMAN SANDERS LLP
            430 TIFT AVENUE               191 PEACHTREE STREET, N.E., 16TH FLOOR   600 PEACHTREE STREET, N.E., SUITE 5200
         ALBANY, GEORGIA 31701                    ATLANTA, GEORGIA 30303                   ATLANTA, GEORGIA 30308
             (912) 446-2265                           (404) 572-6600                           (404) 885-3107
(Name, address, and telephone number, of
            agent for service)

     Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement has become effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS              AMOUNT TO BE        OFFERING PRICE         AGGREGATE          AMOUNT OF
  OF SECURITIES TO BE REGISTERED         REGISTERED          PER UNIT(1)       OFFERING PRICE(1)   REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock $1.00 par value......  1,150,000 Shares(2)         $10.00            $11,500,000           $3,197
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2) Includes an aggregate of 150,000 shares to cover over-allotments, if any, pursuant to the over-allotment option granted to the underwriter.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

      PRELIMINARY PROSPECTUS DATED           , 1999; SUBJECT TO COMPLETION

                                1,000,000 SHARES
                       COMMUNITY CAPITAL BANCSHARES, INC.

                      A Proposed Bank Holding Company for

                   ALBANY BANK & TRUST N.A. (IN ORGANIZATION)

                                  COMMON STOCK

                         ------------------------------

     This is an initial public offering by Community Capital Bancshares, Inc. of its Common Stock. The Company has been organized to be, upon receipt of regulatory approvals, the sole shareholder of Albany Bank & Trust N.A. (In Organization). This is a firm commitment underwriting. Prior to this offering, there has been no public market for the shares. We expect that quotations for the Common Stock will be reported on the Nasdaq OTC Bulletin Board under the symbol "ALBY."

     INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

     The shares of Common Stock offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                         ------------------------------

                                                              PER SHARE       TOTAL
                                                              ---------       -----
Public Offering Price.....................................     $10.00      $10,000,000
Underwriting Discount.....................................     $           $
Proceeds to the Company, before expenses..................     $           $

     The Underwriter has the right to purchase up to an additional 150,000 shares at the Public Offering Price, less the underwriting discount, within 30 days from the date of this Prospectus to cover over-allotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

     The Underwriter has the right to reject orders in whole or in part and withdraw, cancel or modify the offer without notice. We expect that the shares of Common Stock will be ready for delivery on or about _______ , 1999.

                         ------------------------------

                            INTERSTATE/JOHNSON LANE
                                     CORPORATION

                The date of this Prospectus is           , 1999.

[INSERT A MAP DEPICTING THE PROPOSED BANK'S PRELIMINARY MARKET AREA AND SITE OF
                                ITS MAIN OFFICE]

                                    SUMMARY

     This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and does not contain all the information you should consider before investing in the Common Stock. You should read carefully the entire Prospectus.

IN GENERAL

     Community Capital Bancshares, Inc. is a Georgia corporation that was incorporated on August 19, 1998 to serve as the holding company for Albany Bank & Trust N.A. (In Organization) (the "Bank"), a proposed national bank. The Bank will operate as a community bank emphasizing prompt, personalized customer service to the individuals and businesses located in the City of Albany in Dougherty County and adjacent Lee County in Georgia (the "Albany market"). After receiving all necessary regulatory approvals, we anticipate commencing operations out of a temporary facility in the spring of 1999 and expect construction of our permanent facility to be completed in the fall of 1999.

THE ALBANY MARKET

     According to National Decision Systems, the population within the 30-mile radius surrounding Albany was approximately 170,000 in 1990 and is expected to grow to 186,000 by 2002. This represents a 9.4% increase in population from 1990 to 2002.

     The Albany market serves as a commercial and retail center for communities in Southwest Georgia. As reported by Demographics USA County Edition "1996 Data For a New Era," Albany surpassed $1 billion in retail sales in 1994, making it one of the nation's top 135 retail markets measured by household retail expenditures. Albany enjoys a diverse employment sector, which includes the following industries: manufacturing, construction, transportation and public utilities, retail and wholesale trade, finance and insurance, medical services, agriculture, and government. Albany also serves as the major medical center for Southwest Georgia.

     At least 11 financial institutions currently operate within the Dougherty and Lee County Metropolitan Statistical Area ("MSA"), none of which is a community bank headquartered in the Albany market. According to the SNL Branch Migration DataSource, total deposits for all financial institutions in the MSA equaled $1.1 billion as of June 30, 1997. We anticipate that the deposit base in the MSA will grow as Albany's population and economic activity continue to increase.

MARKET OPPORTUNITY

     Over the past few years, the banking industry in Southwest Georgia, including Albany, has been consolidating. Since 1995, the following financial institutions have entered the Albany market through the acquisition of community banks located in Albany: BankAmerica Corp., the largest financial institution in the United States, headquartered in Charlotte, North Carolina; Regions Financial Corp., a $35 billion institution headquartered in Birmingham, Alabama; and ABC Bancorp, approximately a $700 million institution headquartered in Moultrie, Georgia. As a result of these acquisitions, no community banks remain headquartered in Dougherty or Lee County. We believe an attractive opportunity exists in the Albany market for a locally headquartered community bank that focuses on personalized service to individuals and businesses located within the community.

     Acquisitions of community banks by larger regional banks often result in the dissolution of local boards of directors and in significant turnover in management and customer service personnel who possess extensive banking experience and strong ties to the local community. We believe that we have a unique opportunity to attract and retain experienced and talented individuals who are familiar with the banking needs of the local community. Such acquisitions also necessitate the consolidation of data processing systems which often create disruptions in customer service. As the only community bank headquartered in Albany, we will offer convenient service, local decision-making and competitive loans. Additionally, by focusing our operations on the community we serve, we believe that we will be able to respond to changes in the Albany market more quickly than large, centralized institutions.

PRODUCTS AND SERVICES

     We plan to offer our products and services through high quality, personalized delivery systems while providing our customers with the financial sophistication and array of products typically offered by a larger bank. The Bank's lending services will include consumer loans to individuals, commercial loans to small to medium-sized businesses and professional concerns and real estate-related loans. The Bank will offer a broad array of competitively priced deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. To complement its lending and deposit services, the Bank will also provide cash management services, safe-deposit boxes, travelers checks, direct deposit, automatic drafts, and courier services to commercial customers. The Bank intends to offer its services through a variety of delivery systems including branch offices, automated teller machines, telephone banking and internet banking.

DIRECTORS AND OFFICERS

     The management team includes individuals who have significant experience in the banking industry in Georgia. Robert E. Lee is the President of the Company and will serve as the President and the Chief Executive Officer of the Bank. He has held numerous senior banking positions in Southwest Georgia during his 25-year banking career, including Executive Vice President and Chief Financial Officer of First State Corporation (which was recently acquired by Regions Financial Corporation) prior to our organization. Charles M. Jones, III, the Chairman of the Board of Directors and Chief Executive Officer of the Company, and David C. Guillebeau, the Chief Lending Officer of the Bank, collectively have over 30 years of experience in the banking and lending industries and are both natives of Southwest Georgia. The Bank also intends to hire a Chief Financial Officer, a Vice President of Commercial Real Estate and a Vice President of Consumer Lending, all of whom are expected to possess significant experience in their respective positions and within the Albany market area.

     The Boards of Directors of the Company and the Bank consist of 15 organizers. See "Management" (page 37). All of the directors are residents of the Dougherty/Lee County area and are active participants in the community. The directors will utilize their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community. The directors and executive officers intend to purchase approximately 280,000 shares of Common Stock (or 28.0% of the shares) in this offering. The directors' financial interest in the Company should encourage active participation in growing the Company's franchise.

BUSINESS STRATEGY

     Our strategy as an independent bank holding company will be carried out through the operations and growth of the Bank. Our strategies are to:

     Operating Strategy:

     - Hire and retain highly experienced and qualified banking personnel to provide quality service to our customers and to facilitate efficient operation of the Bank.

     - Capitalize on the directors' and officers' diverse community involvement, their knowledge of the banking needs within the community and their wide array of business experience to attract customers.

     - Establish a community identity through convenient branch facilities and localized names, such as Albany Bank & Trust.

     - Provide individualized attention with local decision-making authority in an effort to emphasize prompt, responsive service to our target customers, which include individuals and small to medium-sized businesses.

     - Implement an aggressive marketing program through local newspapers, drive-time radio, direct mail campaigns, and television spots and use of an experienced public relations firm.

     Growth Strategy:

     - Leverage our position as the only community bank headquartered in Albany to attract customers who may be underserved in the current banking environment and to gain market share.

     - Expand our presence in the Albany market by opening additional branch offices in downtown/east Albany, the southern portion of Lee County and other strategic locations as appropriate.

     - Seek to hire employees with established customer relationships, which will accelerate growth in our loan portfolio and deposit base.

     - Construct a building that will support the hiring of additional lending officers and the addition of other departments, such as a mortgage banking department.

     - Utilize technology and strategic outsourcing to provide a broad array of banking products and services in order to generate increased fee income.

     - Evaluate strategic acquisition opportunities on an ongoing basis.

EXECUTIVE OFFICES

     Our offices will be located at 2815 Meredyth Drive, Albany, Georgia 31707. Until we commence operations, our offices will be located at 430 Tift Avenue, Albany, Georgia 31701. Our telephone number is (912) 446-2265.

                                  THE OFFERING

Common Stock Offered (1)........    1,000,000 shares of Common Stock of the
                                    Company

Common Stock to be Outstanding
  after the Offering............    1,000,000 shares (2)

Use of Proceeds.................    To capitalize the Bank, to pay
                                    organizational, offering and pre-opening expenses, to construct the Bank's main office and to provide working capital for the Company to be used for business purposes, including making loans and other investments. See "Use of Proceeds" (page
                                    15).

Proposed Trading Symbol.........    "ALBY"
-------------------------

     (1) Does not include the exercise of the Underwriter's over-allotment option to purchase up to 150,000 additional shares of the Common Stock.

     (2) Does not include up to 225,000 shares of Common Stock issuable upon the exercise of the warrants issued to the organizers or 90,000 shares of Common Stock issuable pursuant to options that have been or may be granted under the Company's stock incentive plan. See "Executive Compensation -- Organizers' Warrants" (page 45) and "-- Stock Incentive Plan" (page 45).

                                  RISK FACTORS

     An investment in the Common Stock involves a significant degree of risk. You should not invest in the Common Stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this Prospectus before deciding to invest in the Common Stock.

     The order of the following paragraphs does not indicate the relative importance of any described risk, and the following paragraphs do not describe all of the risks of an investment in the Common Stock. You should also carefully read the cautionary statement following the Risk Factors regarding the use of forward-looking statements.

RISKS ASSOCIATED WITH STARTING A NEW BUSINESS

     The Bank's proposed operations are subject to the risks inherent in establishing a new business and, specifically, to those of opening a new bank. Certain of these inherent risks, including the lack of an operating history, the anticipation of losses and the potential inability to implement business strategies, are discussed in more detail below.

     No Operating History. Neither the Company nor the Bank has any operating history. The Company was only recently formed, and the Bank will not receive final approval from the Office of the Comptroller of the Currency to begin operations until after this offering is completed. Consequently, you will not have access to information that would be available to purchasers of securities of a financial institution with a history of operations. Additionally, since the Bank is in organization, it has no operating history on which to base any estimate of its future earning prospects.

     Anticipated Losses. Typically, most new banks incur substantial start-up expenses, are not profitable in the first year of operation and, in some cases, are not profitable for several years. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" (page 19) for a discussion of our net losses as of September 30, 1998 and our anticipated net losses through March 1, 1999. Initially, many of the Bank's loans will be unseasoned -- new loans to new borrowers. Accordingly, it will take several years to determine the borrowers' payment histories, and as a result, management will not be able to evaluate reliably the quality of the Bank's loan portfolio until that time. Our profitability will depend on the Bank's profitability, and we can give no assurance that the Bank will ever operate profitably. Additionally, if the Bank is ultimately unsuccessful, you may not recover all or any part of your investment in the Common Stock.

     Potential Inability to Implement Business Strategies. The organizers have developed a business plan that details the strategy that we intend to implement in our efforts to achieve profitable operations. The strategy includes hiring and retaining experienced and qualified employees and opening two branch offices within the first 36 months of operation. If we cannot hire or retain qualified employees, are unable to open new branches, or otherwise cannot implement our business strategy, we will be hampered in our ability to develop business and serve our customers, which could have an adverse affect on our financial performance. Even if these strategies are successfully implemented, they may not have the favorable impact on operations that we anticipate. See "Proposed Business of the Company and the Bank -- Business Strategy" (page 27).

POTENTIAL DELAY IN COMMENCING OPERATIONS

     Although we expect to receive all regulatory approvals and to commence business in the first quarter of 1999, we can give no assurance as to when, if at all, these events will occur. Any delay in commencing the Bank's operations will increase pre-opening expenses and postpone the Bank's realization of potential revenues. Such a delay will cause our accumulated deficit to increase as a result of continuing operating expenses, such as salaries and other administrative expenses, coupled with our lack of revenue.

RISK OF DISSOLUTION IF REGULATORY CONDITIONS ARE NOT SATISFIED

     Although the Company and the Bank have applied for all regulatory approvals required to commence operations and the Bank has received preliminary approval from the Office of the Comptroller of the Currency, final approvals may not be granted in a timely manner if at all. The closing of this offering is not conditioned upon the Company and the Bank receiving final approval to commence business. If final approval for the Bank to commence banking operations is not granted within 18 months after the receipt of preliminary approval or other regulatory requirements are not satisfied, then we will solicit shareholder approval for the Company's dissolution and liquidation under Georgia law. If the Company is dissolved and liquidated, we will distribute to shareholders the Company's net assets remaining after payment or provision for payment of all claims against the Company. Shareholders will receive only a portion, if any, of their original investment because the proceeds of the offering will have been used to pay all expenses and capital costs incurred by the Company. The expenses include the expenses of the offering, the organizational and pre-opening expenses of the Company and the Bank and the claims of creditors.

DEPENDENCE ON DIRECTORS AND KEY PERSONNEL

     Robert E. Lee is the President of the Company and will be the President and Chief Executive Officer of the Bank. He has been instrumental in the organization of the Company and the Bank and will be the key management official in charge of the daily business operations of the Company and the Bank. David C. Guillebeau will be the key officer of the Bank in charge of lending operations. Mr. Lee and Mr. Guillebeau are important to our success and if either leaves their employ, our financial condition and results of operations may be adversely affected. We have entered into employment agreements with Messrs. Lee and Guillebeau, but cannot be assured of their continued service. Additionally, our directors' community involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our Board of Directors changes materially, our growth could be adversely affected. See "Management" (page 37).

INDUSTRY COMPETITION MAY HAVE ADVERSE EFFECT ON SUCCESS OF THE COMPANY

     The banking business is highly competitive. The Bank will compete as a financial intermediary with numerous other lenders and deposit-takers, including other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. The Dougherty/Lee County area is currently served by at least eight commercial banks with a total of 24 offices, two thrifts and one credit union. Although no independent community banks are currently headquartered in Albany, we could face increased competition if another community bank were to open in our market area. The Bank will compete primarily with other financial institutions in the Albany market, but may also compete with internet banks and financial institutions located throughout the United States for products such as large certificates of deposit. All of the Bank's competitors actively solicit business from residents of Dougherty County and Lee County, Georgia. Some of these institutions are not subject to the same degree of regulation as the Bank will be and have greater resources than will be available to the Bank or the Company. Our profitability will depend on our ability to compete successfully. See "Proposed Business of the Company and the Bank -- The Bank -- Competition" (page 25).

INTEREST RATE RISKS

     The Bank's operations depend substantially on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities, such as deposits and borrowings. The difference between these two interest rates is often referred to as the "interest rate spread." In the early 1990s, many financial institutions experienced historically high interest rate spreads. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressure. These conditions may continue to exert pressure on pricing and high interest rate spreads may not return. Like most depository institutions, the Bank's earnings and net interest spread are affected by changes in market interest rates and other economic factors beyond its control. As a result, an increase or decrease in rates could have a material adverse effect on the Bank's net income, capital and liquidity. While we intend to take measures to decrease interest rate risk, these measures may not be effective in minimizing the exposure to interest rate risk. Also, the Bank's results of operations will be affected by credit policies of monetary authorities, particularly the Federal Reserve Board of Governors. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations -- Liquidity and Interest Rate Sensitivity" (page 19) and "Supervision and Regulation" (page 58).

POTENTIAL ADVERSE EFFECT OF UNPREDICTABLE ECONOMIC CONDITIONS

     The majority of the Bank's borrowers and depositors will be individuals and businesses located and doing business in the Dougherty/Lee County area. The Bank's success will therefore depend on the general economic conditions in Dougherty County and Lee County, Georgia, which management cannot predict with certainty. Factors that adversely affect the Dougherty/Lee County economy could adversely affect the Bank's performance. For example, an adverse change in the local economy would make it more difficult for borrowers to repay their loans, which could lead to loan losses for the Bank. See "Proposed Business of the Company and the Bank" (page 22).

POTENTIAL LIMITATION ON GROWTH RESULTING FROM LOW LENDING LIMITS

     At least during its first years of operations, the Bank's legally mandated lending limits will be lower than those of many of its competitors because initially it will have less capital than many of its competitors. The Bank's lower lending limits may discourage potential borrowers who have lending needs that exceed the Bank's limits, which may restrict the Bank's ability to grow. The Bank may try to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed. See "Proposed Business of the Company and the Bank -- The Bank" (page 22).

NO DIVIDENDS

     We will initially have no source of income other than dividends that we receive from the Bank. Our ability to pay dividends to you will therefore depend on the Bank's ability to pay dividends to the Company. Bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for the Company and the Bank to retain and build capital, it will be the policy of the Boards of Directors of the Company and the Bank to reinvest earnings for the period of time necessary to help support the success of their operations. As a result, we do not plan to pay dividends until we become cumulatively profitable, and our future dividend policy will depend on the Company's and the Bank's earnings, capital requirements, financial condition and other factors that the Boards of Directors of the Company and the Bank consider relevant. See "Dividends" (page 18) and "Supervision and Regulation -- Payment of Dividends" (page 59).

INITIAL PUBLIC OFFERING PRICE ARBITRARILY DETERMINED

     Because we were only recently formed and the Bank is in the process of being organized, the initial public offering price could not be set with reference to historical measures of the Company's financial performance. Therefore, the offering price was determined by negotiations between the Company and the Underwriter based on several factors. These factors included prevailing market conditions, the price to earnings and price to book value multiples of publicly traded comparable companies, and the Bank's growth potential, cash flow and earnings prospects. Accordingly, the offering price may not indicate the market price for the Common Stock after the offering. See "Underwriting" (page
56).

POSSIBILITY THAT AN ACTIVE TRADING MARKET MAY NOT DEVELOP

     Prior to the offering, there has been no public trading market for the Common Stock. Although we have applied to list the Common Stock on the Nasdaq OTC Bulletin Board, an active trading market may not develop or continue after the offering. Additionally, the market price of the Common Stock could decline below the initial public offering price. The Underwriter has advised us that, upon completion of the offering, it intends to use reasonable efforts to initiate quotations of the Common Stock on the Nasdaq OTC Bulletin Board and to act as a market maker in the Common Stock, subject to applicable laws and regulatory requirements, although it is not obligated to do so.

     Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. Market makers on the Nasdaq OTC Bulletin Board are not required to maintain a continuous two-sided market, are required to honor firm quotations for only a limited number of shares and are free to withdraw firm quotations at any time. Even with a market maker, factors such as the limited size of the offering, the lack of earnings history for the Company and the absence of a reasonable expectation of dividends within the near future mean that an active and liquid market for the Common Stock may not develop in the foreseeable future. Even if a market develops, it may not continue and you may not be able to sell your shares at or above the price at which these shares are being offered to the public. You should consider carefully the limited liquidity of your investment before purchasing any shares of our Common Stock.

POTENTIAL VOLATILITY OF MARKET PRICE

     If a market develops for the Common Stock after the offering, the price for the Common Stock will be determined in the market and may be influenced by many factors. These factors include the depth and liquidity of the market for the Common Stock, investor perception of the Company, conditions in the banking industry and general economic and market conditions. Our quarterly operating results, changes in analysts' earnings estimates, changes in general conditions in the economy or financial markets or other developments affecting the Company could cause the market price of the Common Stock to fluctuate substantially. In addition, from time to time the stock market experiences extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities, often for reasons unrelated to the operating performance of the companies. Consequently, these and other factors may cause significant volatility in the market price of our Common Stock from time to time after the offering.

POTENTIAL ADVERSE EFFECT OF GOVERNMENT REGULATION

     Bank holding companies and banks are subject to extensive state and federal government supervision and regulation. Existing state and federal banking laws subject the Bank to substantial limitations with respect to loans, purchase of securities, payment of dividends and many other aspects of its banking business. These and other restrictions limit the manner in which we may conduct our business and obtain financing, including the Bank's ability to attract deposits, make loans and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public, and the Federal Deposit Insurance Corporation, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant, and sometimes retroactively applied, changes in recent years, and may be subject to significant future changes. Future legislation or government policy may adversely affect the banking industry or the operations of the Bank. See "Supervision and Regulation" (page 58).

POTENTIAL DILUTION RESULTING FROM EXERCISE OF WARRANTS AND STOCK OPTIONS

     The organizers will be issued warrants to purchase an aggregate of up to 225,000 shares of Common Stock, representing an amount equal to 22.5% of the shares of Common Stock to be outstanding upon completion of this offering (an amount equal to 19.6% of the outstanding shares if the Underwriter exercises its over-allotment option). Additionally, officers and employees will have options to purchase an aggregate of up to 90,000 shares of Common Stock, representing an amount equal to 9.0% of the shares of Common Stock to be outstanding upon completion of this offering (an amount equal to 7.8% of the outstanding shares if the Underwriter exercises its over-allotment option). The warrants and options will vest in annual increments of 20% over five years and will be exercisable at a price of $10.00 per share.

     As a result, the Company's organizers, officers and employees will have the opportunity to profit from any rise in the market value of the Common Stock or any increase in our net worth. The organizers, officers and employees can be expected to exercise the warrants or options, if at all, when the exercise would result in the dilution of the interests of investors who purchase shares in this offering. In addition, the exercise of the warrants or options could adversely affect the terms on which the Company can obtain additional capital. For instance, the holders of the warrants or options could exercise the warrants or options when the Company could obtain capital by offering additional securities on terms more favorable to the Company than those provided for by the warrants or options. See "Executive Compensation -- Organizers' Warrants" (page 45) and "-- Stock Incentive Plan" (page 45).

POTENTIAL INABILITY TO RAISE ADDITIONAL CAPITAL

     We believe that the net proceeds of this offering will satisfy the Company's and the Bank's cash requirements for the three-year period following the opening of the Bank. However, the Board of Directors may determine from time to time a need to obtain additional capital through the issuance of additional shares of Common Stock or other securities. We can give no assurance that we will be able to access the capital markets in the future in order to obtain this additional capital or that any newly issued shares will be sold at prices or on terms better than or equal to those you receive in this offering. In addition, such issuance would dilute your ownership interests in the Company.

DETERRENT EFFECT OF ANTITAKEOVER PROVISIONS

     Our Articles of Incorporation and Bylaws contain provisions that may deter an attempt to change or gain control of the Company. These provisions include the existence of preferred stock, staggered terms for the directors, restrictions on the ability to change the number of directors or to remove a director, supermajority voting requirements, and flexibility in evaluating acquisition proposals. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. See "Description of Capital Stock of the Company -- Certain Provisions of the Articles of Incorporation and Bylaws" (page 50).

ABILITY OF DIRECTORS AND OFFICERS TO INFLUENCE CORPORATE ACTIONS

     After the offering, we anticipate that our directors and executive officers will beneficially own 280,000 shares, representing 28.0%, of the outstanding Common Stock of the Company. As a result, our directors and executive officers will be able to exercise significant control over the Company's management and affairs. See "Management -- Proposed Executive Officers and Directors of the Company and the Bank" (page 50) and "Description of Capital Stock of the
Company -- Certain Provisions of the Articles of Incorporation and Bylaws" (page
50).

RISKS ASSOCIATED WITH THE YEAR 2000

     Banks are heavily dependent on complex computer systems for all phases of their operations. The year 2000 issue common to most corporations concerns the inability of certain software and databases to recognize the year 2000 and other year 2000-sensitive dates. If not corrected, this problem could result in a disruption to the operations of financial institutions, which are particularly sensitive to such disruptions. Such disruptions could include events ranging from electrical or water failure to computer systems failure, with any of these events potentially resulting in a cessation of the Bank's activities until the problem is resolved.

     The Company and the Bank will rely on software and hardware developed by independent third parties to provide the information systems used by the Company and the Bank. As a result, the Bank will depend on the efforts of those vendors to ensure that their data processing systems accommodate year 2000 information. Although management intends to require vendor certification regarding year 2000 readiness before the Company or the Bank purchases any equipment, management cannot verify independently that the equipment will in fact be year 2000 compliant. Additionally, the Bank could be adversely affected by year 2000 problems experienced by others (including its customers, service providers, vendors, customers' vendors, correspondent banks, government agencies, and the financial services industry in general) over which it has no control. If, for example, one of the Bank's major borrowers is unable to conduct its operations as a result of a year 2000 problem, that borrower could be unable to maintain its cash flow and could therefore default on its loan, which would lead to loan losses for the Bank. Consequently, if the Company, the Bank or any of their service providers, correspondents, vendors or customers experiences a disruption of business resulting from a year 2000 problem, the financial condition, results of operations and liquidity of the Company and the Bank could be materially adversely affected. See "Proposed Business of the Company and the Bank -- Information Systems and the Year 2000" (page 32) for a description of the Company's plan to address the year 2000 issue.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, 1,000,000 shares of Common Stock will be outstanding, assuming the over-allotment option is not exercised. All of these shares will be freely tradable without restriction except for 280,000 shares that we anticipate the organizers will purchase in the offering. The Company and the organizers have agreed, for a period of 180 days from the date of this Prospectus, not to sell or otherwise transfer, directly or indirectly, any shares of Common Stock without the prior consent of the Underwriter. As a result, 720,000 shares of Common Stock will be freely tradable without restriction upon completion of the offering and 280,000 shares of Common Stock held by the organizers will be eligible for sale pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, commencing 180 days from the date of this Prospectus. The market price of the Common Stock could be adversely affected by the sale of a large block of shares held by the organizers. See "Management -- Proposed Executive Officers and Directors of the Company and the Bank" (page 37).

MANAGEMENT'S DISCRETION AS TO USE OF UNALLOCATED NET PROCEEDS

     The Company and the Bank intend to use the net proceeds of the offering to capitalize the Bank, purchase the land and building for the Bank's main office, repay the Company's line of credit, purchase equipment and other assets for the Bank's operations, fund loans, provide working capital for general corporate purposes, and pay offering, pre-opening and initial operating expenses. We will be required to contribute a minimum of $7.5 million to the Bank as initial capital. Consequently, our Board of Directors and management will have broad discretion in allocating a total of approximately $1.7 million, or 17.1%, of the net proceeds of the offering. See "Use of Proceeds" (page 15).

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

     Certain statements made in this Prospectus under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Proposed Business of the Company and the Bank" and elsewhere in this Prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). These statements are subject to the safe harbor provisions of the Reform Act. Forward-looking statements include, without limitation, statements about the competitiveness of the banking industry, potential regulatory obligations, the Company's strategies and other statements that are not historical facts. When used in this Prospectus, the words "anticipate," "believe," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These factors include, but are not limited to, risks associated with starting a new business, a potential delay in commencing operations, the risk of dissolution if regulatory conditions are not satisfied, our dependence on our directors and key personnel, the potential adverse effect of competition, interest rate risks, the potential adverse effect of unpredictable economic conditions, potential limitations on growth resulting from low lending limits, risks associated with the year 2000 and other factors discussed under "Risk Factors."

                                USE OF PROCEEDS

     The net proceeds of the offering to the Company are estimated to be $9.2 million ($10.6 million if the Underwriter's over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses. The table illustrates the intended use by the Company of the net proceeds of this offering.

Repay Advances by Organizers............................  $   80,000
Repay Amounts Drawn on Line of Credit...................     485,000(1)
Working Capital.........................................   8,647,000(2)
                                                          ----------
     Total..............................................  $9,212,000
                                                          ==========

-------------------------

     (1) Does not include offering expenses of approximately $150,000 (consisting primarily of legal, accounting and printing expenses and registration fees).

     (2) Of this amount, $7.5 million will be contributed to the Bank as capital when the Bank receives final regulatory approval. Working capital of the Company will increase by $565,000 after the Bank has been organized, has purchased the land for its main office from the Company for $315,000 and has reimbursed the Company $250,000 in advances for organizational and pre-opening expenses.

     Of the $485,000 drawn under the Company's line of credit and the $80,000 advanced by the organizers, $315,000 was used to purchase land for the Bank's main office and $250,000 has been and will be used to pay organizational and pre-opening expenses of the Bank categorized as follows:

Salaries and benefits (estimated through the Bank's target
  opening date in March 1999)...............................  $150,000
Legal and professional fees.................................    60,000
Other pre-opening expenses..................................    40,000
                                                              --------
                                                              $250,000
                                                              ========

     For additional information concerning the compensation of the President and Chief Executive Officer of the Company and the Bank, see "Executive Compensation." Working capital that the Company does not use to capitalize the Bank as described in Note (2) above will be used initially for liquidity and thereafter for expansion and for general purposes, such as payment of operating expenses, the provision of additional capital for the Bank or the purchase of certificates of deposit of the Bank, if necessary or deemed desirable by the Company.

     After the Bank receives the necessary regulatory approvals, the Company will capitalize the Bank with a minimum of $7.5 million. The Bank intends to use these proceeds for the following purposes:

Reimbursement of Advances from the Company.................  $  250,000
Purchase of Land for the Bank's Main Office from the
  Company..................................................     315,000
Construction of the Main Office Building...................   1,300,000
Furniture, Fixtures and Equipment for the Bank's Main
  Office...................................................     250,000
Funds to be Used for Loans to Customers, Investments and
  Other General Purposes...................................   5,385,000
                                                             ----------
     Total.................................................  $7,500,000
                                                             ==========

     Until we apply the net proceeds of this offering to the specific purposes described above, we plan to invest the net proceeds in short-term, investment-grade securities, certificates of deposit or guaranteed obligations of the United States government.

                                 CAPITALIZATION

     The following table shows capitalization of the Company as of September 30, 1998 and the pro forma consolidated capitalization of the Company. as adjusted to give effect to the receipt of the net proceeds from the sale of 1,000,000 shares of Common Stock in the offering. This table assumes that the Underwriter will not exercise the over-allotment option.

SHAREHOLDERS' EQUITY                                      ACTUAL      AS ADJUSTED
--------------------                                     --------     -----------
Preferred Stock, par value not stated; 2,000,000 shares
  authorized, no shares issued and outstanding.........  $     --     $       --
Common Stock, par value $1.00 per share; 10,000,000
  shares authorized; 1 share issued ($1.00) and
  outstanding(1); 1,000,000 shares issued ($10.00 each)
  and outstanding as adjusted(2).......................         1      1,000,000
Additional paid-in capital(3)..........................     1,912      8,212,000(3)
Accumulated deficit(4)(5)..............................   (70,749)(4)   (250,000)(5)
                                                         --------     ----------
Total shareholders' equity.............................  $(68,836)    $8,962,000
                                                         ========     ==========
Book value per share(6)................................       N/A     $     8.96
                                                                      ==========

-------------------------

     (1) Robert E. Lee, the President of the Company and the Bank and Chief Executive Officer of the Bank, was issued one share of Common Stock upon the organization of the Company. This share will be redeemed for $1.00 (the price Mr. Lee paid) upon the issuance of shares in this offering.

     (2) Does not include shares of Common Stock issuable upon the exercise of the warrants or pursuant to options that have been or may be granted under the Company's stock incentive plan. See "Executive
         Compensation -- Organizers' Warrants" and "-- Stock Incentive Plan."

     (3) The expenses of the offering will be charged against this account. Offering expenses are estimated to be $788,000, which includes $638,000 in underwriting discounts and other offering expenses of $150,000, including legal, accounting and printing expenses and registration fees.

     (4) This deficit reflects pre-opening expenses incurred through September 30, 1998, consisting primarily of salaries and employee benefits.

     (5) The "As Adjusted" accumulated deficit results from estimated pre-opening expenses of $250,000 incurred through the Bank's target opening date in March 1999. See "Use of Proceeds." Actual pre-opening expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

     (6) The book value per share does not include shares issuable upon the exercise of warrants or options that have been or may be granted under the Company's stock incentive plan. See "Executive
         Compensation -- Organizers' Warrants" and "-- Stock Incentive Plan." After giving effect to the net proceeds from this offering, there is an immediate dilution in the book value per share of $1.04, resulting from recognition of pre-opening expenses and charging the offering expenses against additional paid-in capital.

                                   DIVIDENDS

     The Company will initially have no source of income other than dividends that the Bank pays to it. The Company's ability to pay dividends to its shareholders will therefore depend on the Bank's ability to pay dividends to the Company. Bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for the Company and the Bank to retain and build capital, it will be the policy of the Boards of Directors of the Company and the Bank to reinvest earnings for the period of time necessary to help support the success of their operations. As a result, the Company does not plan to pay dividends until it becomes cumulatively profitable, and its future dividend policy will depend on the Company's and the Bank's earnings, capital requirements, financial condition and other factors that the Boards of Directors of the Company and the Bank consider relevant.

     Additionally, the appropriate regulatory authority is authorized to determine, under certain circumstances relating to the financial condition of the Bank or the Company, that the payment of dividends would be an unsafe or unsound practice and to prohibit dividend payment. See "Supervision and Regulation -- Dividends."

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF
                                   OPERATIONS

     The following discussion of the financial condition of the Company should be read in conjunction with the Company's financial statements and related notes, which are included in this Prospectus. See "Index to Financial Statements."

     The Company was organized on August 19, 1998 to serve as a holding company for a proposed national bank. Since inception, the main activities of the Company have been centered on seeking, interviewing and selecting the Company's directors and officers, applying for a national bank charter, applying for Federal Deposit Insurance Corporation ("FDIC") deposit insurance, applying to become a bank holding company and raising equity capital through this offering.

     The operations of the Company from August 19, 1998 ("Inception") through the close of the offering have been and will continue to be funded through a line of credit from The Bankers Bank and advances received from the organizers. The total amount available on the line of credit is $750,000, of which approximately $410,000 was outstanding at November 30, 1998. This loan has been guaranteed by the organizers, bears interest at the prime rate as published in the Money Rates section of The Wall Street Journal, and is due on October 6, 1999. As of November 30, 1998 advances from the organizers totaled $80,000. Management anticipates that the Company will repay the line of credit and any advances from the organizers after the closing of this offering.

     From Inception to September 30, 1998, the net loss amounted to $70,749. The estimated net loss for the period from Inception through March 1, 1999, the anticipated opening date of the Bank, is $250,000, which is attributable to the following estimated noninterest expenses:

Salaries and benefits.......................................  $150,000
Legal and professional fees.................................    60,000
Other pre-opening expenses..................................    40,000
                                                              --------
     Total..................................................  $250,000
                                                              ========

     On November 20, 1998, the Company purchased approximately two acres of land at 2815 Meredyth Drive at a purchase price of $315,000 to be used as the site for the main office of the Bank. The Company funded the purchase of this land primarily through its line of credit with The Bankers Bank, which is described above. Management anticipates that the Bank will begin construction of its main office in January, 1999. The Bank will fund the construction of the main building, estimated at $1.3 million, with the net proceeds received from the issuance of its common stock to the Company. Additionally, as of November 30, 1998, the Company has obtained financing from a finance company for the purchase of an automobile with a total cost of $28,934.

LIQUIDITY AND INTEREST RATE SENSITIVITY

     Since the Company has been in the organizational stage, there are no results to present at this time. Nevertheless, once the Bank commences operations, net interest income, the Company's primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, management intends to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalance in these repricing opportunities at any point in time constitute interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to manage actively rate sensitive assets and liabilities so as to reduce the impact of interest rate fluctuations on the net interest margin. Management will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize the Bank's overall interest rate risks.

     The asset mix of the balance sheet will be evaluated regularly in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To manage effectively the liability mix of the balance sheet, management plans to focus on expanding the various funding sources.

     As the Bank continues to grow, management will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. The Bank's Asset and Liability Management Committee will meet on a quarterly basis to develop management's strategy for the upcoming period. Such strategy includes anticipations of future interest rate movements.

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits. The Bank's primary source of liquidity will come from its ability to maintain and increase deposits.

     Management knows of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in the Company's liquidity increasing or decreasing in any material way in the foreseeable future, other than this offering.

CAPITAL ADEQUACY

     There are now two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

     The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interest. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

     The second measure of capital adequacy relates to the leverage ratio. The Office of the Comptroller of the Currency ("OCC") has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into total assets. For banks that have not received the highest regulatory rating by their primary regulator

(which includes the Bank) the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

     A new rule was recently promulgated by the Federal Reserve Board of Governors (the "Federal Reserve"), the OCC and the FDIC that adds a measure of interest rate risk to the determination of supervisory capital adequacy. In connection with this new rule, the agencies have also proposed a measurement process to measure interest rate risk. Under this proposal, all items reported on the balance sheet, as well as off-balance sheet items, would be reported according to maturity, repricing dates and cash flow characteristics. A bank's reporting position would be multiplied by duration-based risk factors and weighted according to rate sensitivity. The net risk weighted position would be used in assessing capital adequacy. The objective of this complex proposal is to determine the sensitivity of a bank to various rising and declining interest rate scenarios.

     Management believes that the net proceeds of this offering should satisfy the Company's and the Bank's cash requirements for at least the three-year period following the opening of the Bank. Accordingly, management does not anticipate that it will be necessary to raise additional funds for the operation of the Company or the Bank over the next three years. For additional information regarding material expenditures during such period, see "Use of Proceeds." For additional information regarding the plan of operations for the Company and the Bank, see "Proposed Business of the Company and the Bank" and "Management."

                 PROPOSED BUSINESS OF THE COMPANY AND THE BANK

BACKGROUND

     The Company. The Company was incorporated as a Georgia corporation on August 19, 1998 to serve as a bank holding company for the Bank. The Company plans to use $7.5 million of the proceeds of this offering to capitalize the Bank. In return, the Bank will issue all of its common stock to the Company, and the Company will be the Bank's sole shareholder. Initially, the Bank will be the Company's sole operating subsidiary. The Company has applied to the Federal Reserve and the Georgia Department of Banking and Finance for prior approval to capitalize the Bank. If such approvals are granted, upon its purchase of the Bank's common stock the Company will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act. See "Supervision and Regulation -- Bank Holding Company Regulation."

     The Company has been organized to facilitate the Bank's ability to serve its future customers' requirements for financial services. The holding company structure will provide flexibility for expansion of the Company's banking business through the possible acquisition of other financial institutions and the provision of additional capital and banking-related services that are permissible for bank holding companies and for national banks. A holding company structure will facilitate the Company's ability to raise capital for the Bank because the Company will be able to issue securities without the need for prior banking regulatory approval and the proceeds of debt securities issued by the Company can be invested in the Bank as primary capital.

     The Bank. The organizers filed applications on behalf of the Bank with the OCC and with the FDIC on September 21, 1998 for authority to organize as a national bank, the deposits of which will be federally insured. The Bank will not be authorized to conduct its banking business until it obtains a charter from the OCC. The issuance of the charter will depend, among other things, upon the Bank's receiving at least $7.5 million in capital from the Company and upon compliance with other standard conditions expected to be imposed by the FDIC and the OCC. These conditions are generally designed to familiarize the Bank with certain operating requirements and to prepare the Bank to commence business operations. The OCC requires that a new national bank obtain a charter and open for business within 18 months after receipt of preliminary approval from the
OCC. On           , 1999, the Bank received preliminary approval of its
application from the OCC, but was awaiting FDIC approval, OCC final approval and receipt of a charter.

MARKET OPPORTUNITIES

     Primary Service Area. The Bank's initial primary service area ("PSA") is the ten-mile radius surrounding its main office. The PSA represents a geographic area that includes the majority of the City of Albany, Dougherty County, and the southern half of Lee County. Albany is served by several major thoroughfares, including Georgia Highway 82 and U.S. Highways 19 and 300.

     Albany is located approximately 170 miles south of Atlanta, Georgia and approximately 100 miles north of Tallahassee, Florida.

     Economic and Demographic Factors. Albany is the key economic focal point of the Dougherty and Lee County Metropolitan Statistical Area ("MSA") as well as the Bank's PSA, which encompasses a smaller geographic area than the MSA. The MSA is the largest in Southwest Georgia. Additionally, Albany is considered to be the commercial center of Southwest Georgia with a majority of the area's retail sales and activity conducted in its market place. Albany also serves as the primary medical center for Southwest Georgia. Management believes the MSA represents a dynamic and unique market in the sense that it serves a wide geographic area encompassing all of Southwest Georgia.

     Retail. As reported by Demographics USA County Edition "1996 Data For A New Era," Albany surpassed $1 billion in 1994 in retail sales, making Albany one of the nation's top 135 retail markets measured by household retail expenditures. This represents a 22.0% increase from 1990 and places Albany third in Georgia with Atlanta and Macon the only metropolitan cities surpassing Albany in per household retail sales. Although Albany is the focal point of economic activity in its MSA and in the Bank's PSA, its economy is supported by the spending power and labor force of the entire Dougherty and Lee County area.

     Population. According to information published by National Decision Systems, the population within a 10-mile radius from the Bank's main office, encompassing the Bank's PSA, was approximately 104,000 in 1990, while the population within a 30-mile radius surrounding the Bank's main office was approximately 170,000. The projected 2002 population for the PSA is 115,000 and for the 30-mile radius is 186,000. This represents approximately 10.6% and 9.4% growth in population from 1990 to 2002 within a 10-mile and a 30-mile radius, respectively. Additionally, the number of households within the PSA has increased from 36,588 according to the 1990 census to an estimated 40,048 in 1997. The estimated median household income for the area as reported by National Decision Systems was $29,129 for 1997. The median age of the population is 33 years.

     Industry, Labor and Employment. According to data published by the Dougherty County Chamber of Commerce, the following employment sectors are considered basic industries in the county: manufacturing, construction, transportation and public utilities, retail and wholesale trade, finance and insurance, medical services, agriculture, and government. According to a 1995 report by the Georgia Department of Labor, over 10,000 people, representing 19% of the work force, were employed in retail trade and over 8,000 or 15% of the work force were employed in manufacturing. Other general services industries employed 17,000 with the largest service areas being the health industry and education.

     The medical facilities located in Dougherty County, which employ approximately 5,600 employees or approximately 10% of the Dougherty County work force, serve all of Southwest Georgia. In addition, with three secondary schools in the county, educational services employs approximately 3,700 employees or 7% of the work force.

     With over 248 construction firms located in the Dougherty County area, the county is well diversified for construction-related purposes. These companies employ approximately 2,900 people or 5% of the work force. In addition, there are 70 agricultural related companies located in the area that employ approximately 540 people, or 1% of the work force.

     The following tables, which were compiled by the Dougherty County Chamber of Commerce, list the top ten manufacturing employers in the Dougherty County area and the top ten non-manufacturing employers for the area as of January 20, 1994. These tables illustrate the diversification of business and trade in the area.

                        TOP TEN MANUFACTURING EMPLOYERS

                                                 TOTAL EMPLOYEES       INDUSTRY
                                                 ---------------   ----------------
Procter & Gamble...............................       1,500        Paper Products
Cooper Tire & Rubber Co........................       1,024        Tires
Miller Brewing Co..............................         655        Malt Beverages
Bobs Candies...................................         638        Candy
Ayres Corporation..............................         550        Aircraft
Merck & Co.....................................         506        Pharmaceuticals
Coats & Clark..................................         493        Textiles
M & M Mars.....................................         395        Candy
Flint River Textiles...........................         391        Textiles
Georgia Pacific................................         217        Containers

                      TOP TEN NON-MANUFACTURING EMPLOYERS

                                                 TOTAL EMPLOYEES       INDUSTRY
                                                 ---------------   ----------------
U.S. Marine Corps Logistic Base (Civilian).....       3,433        National Defense
Dougherty County Board of Education............       2,850        Education
Pheobe Putney Memorial Hospital................       3,036        Medical Service
City of Albany.................................       2,093        Public Service
Dougherty County...............................         650        Public Service
Palmyra Medical Centers........................         550        Medical Service
Albany Area Community Service Board............         515        Medical Service
Burlington Motor Carriers......................         510        Transportation
Albany State University........................         504        Education
Turner Job Corps...............................         362        Education

     Construction Activity. According to information published in the January 1998 edition of Greater Albany Area Business, a publication of the Albany Area Chamber of Commerce, the aggregate value of the properties relating to residential construction permits for the third quarter of 1997 was up 17.8% from the third quarter of 1996. Additionally, the total value of building permits for the Dougherty area (including the city of Albany) increased by 12.5%, while commercial building permits increased by 25.0% for the same period. The total value of permits does not reflect the building activities at Albany State University, which, according to the contractor, when complete should amount to approximately $110.0 million in construction costs.

     Management believes the Albany market presents a growing and highly diversified economic environment that will support the formation of the Bank. As a community bank, the Bank will be designed to serve the needs of the citizens and businesses within this growing economy. We believe continued economic growth in the Albany market will be important to the Bank's long-term success.

     Competition. The banking business is highly competitive. The Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in the Albany market. The Dougherty/Lee County area is currently served by at least eight commercial banks with a total of 24 offices, two thrifts and one credit union. The area is also served by a credit union that the organizers believe will be a primary source of competition. A number of these competitors are well established in the Dougherty/Lee County area.

     Some of the Bank's competitors have substantially greater resources and lending limits than the Bank and provide other services, such as extensive and established branch networks and trust services, that the Bank does not expect to provide initially. As a result of these competitive factors, the Bank may have to pay higher rates of interest to attract deposits or extend credit with lower rates of interest to attract borrowers.

     Several of the larger regional banks have a presence in the Albany market through branch offices. Many of their customer service functions, as well as authority for loan approval, however, are located outside of the Albany market. There are also several community banks with branches located in the Albany market; however, there are no other community banks headquartered there.

     The following table illustrates the June 1996 deposit base by financial institution within a 10-mile, 20-mile and 30-mile radius of the Bank's main office, based on data reported by National Decision Systems.

                           10-MILE RADIUS     20-MILE RADIUS      30-MILE RADIUS
                           ---------------    ---------------    -----------------
FINANCIAL INSTITUTION        $         %        $         %         $          %
---------------------      ------    -----    ------    -----    --------    -----
                                               ($ IN MILLIONS)
SunTrust Bank...........   $212.2     25.5%   $219.1     22.3%   $  264.3     21.1%
First State Bank and
  Trust Company.........    183.7     22.1     197.2     20.1       197.2     15.7
NationsBank.............    157.5     19.0     157.5     16.0       157.5     12.6
Security Bank & Trust...    138.1     16.6     138.1     14.0       138.1     11.0
First Union Bank........     88.5     10.6      88.5      9.0        88.5      7.1
First National Bank of
  South Georgia.........     51.1      6.2      51.1      5.2        51.1      4.1
Bank of Dawson..........       --       --      62.4      6.4        62.4      5.0
Bank of Terrell.........       --       --      60.4      6.2        60.4      4.8
Planters & Citizens
  Bank..................       --       --        --       --        55.2      4.4
Bank of Camilla.........       --       --        --       --        42.7      3.4
Sylvester Banking
  Company...............       --       --        --       --        40.7      3.3
Bank of Worth...........       --       --        --       --        35.3      2.8
Southwest Georgia
  Bank..................       --       --        --       --        12.0      1.0
American Banking
  Company...............       --       --        --       --        11.6      0.9
Sumter Bank & Trust
  Company...............       --       --        --       --        10.0      0.8
Family Federal Savings
  Bank..................       --       --        --       --         8.8      0.7
First State Bank of
  Randolph City.........       --       --        --       --         8.2      0.7
Jordan Banking Company..       --       --       7.7      0.8         7.7      0.6
                           ------    -----    ------    -----    --------    -----
Totals..................   $831.1    100.0%   $982.0    100.0%   $1,251.7    100.0%
                           ======    =====    ======    =====    ========    =====

     As reported by National Decision Systems, total deposits in the 10-mile radius surrounding the Bank's main office increased from $768 million to $831 million from 1994 to 1996. Of the total deposits reported in 1996, SunTrust Bank with 26% had the greatest share of the market. They were followed by First State Bank and Trust Company, which is now Regions Bank, with 22% of the market. In addition to the above regional and community banks, the Bank will compete with AGE Credit Union. AGE Credit Union operates in six locations throughout the Albany market. The organizers anticipate that AGE Credit Union along with the other regional banks operating in the Albany market will be its primary source of competition. The organizers believe, however, that operating as a community bank headquartered in Albany will provide the Bank with a unique opportunity to obtain a share of their deposits.

     In 1996, First Union Corp. exited the Albany market by selling its Dougherty County branches to First State Bank and Trust Company, which subsequently was purchased by Regions Financial Corporation of Birmingham. Additionally, First National Bank of South Georgia was purchased in 1996 by ABC Bancorp, which is located in Moultrie, Georgia. Although three small banks have branched into the Albany market since 1996, no commercial banks are currently headquartered in this market. Consequently, all of the deposits in this market are controlled by financial institutions located outside of the market. As a result of the various mergers that have taken place in the Albany market over the past years, the organizers believe an attractive opportunity exists in the Albany market for a new bank that positions itself as a community bank prepared to take advantage of changes occurring in the regional banking structure. The Bank intends to differentiate itself from other financial institutions primarily through personal service and strong involvement in the Albany market.

BUSINESS STRATEGY

     Management Philosophy. The Bank's philosophy will be to operate as a community bank emphasizing prompt, personalized customer service to the individuals and businesses located in Albany, Georgia and surrounding communities. The Bank has adopted this philosophy in order to attract customers and acquire market share now controlled by other financial institutions in the Albany market. Management believes that local ownership and control will allow the Bank to serve customers more efficiently and will aid in the growth and success of the Bank. Additionally, management believes that the expansion and growth of the Bank's operations will be a significant factor in the success of the Company. Accordingly, management will implement the following operating and growth strategies.

     Operating Strategy. In order to achieve the level of prompt, responsive service that management believes will be necessary to attract customers and to develop the Bank's image as a local bank with an individual focus, management will employ the following operating strategies:

     - Quality Employees. Management will strive to hire highly trained and seasoned staff. The staff will be cross-trained with regard to the various products and services of the Bank so that customer questions may be resolved by the first employee the customer encounters. The organizers are committed to hiring experienced and qualified staff, although this may result in higher personnel costs than that of similar financial institutions.

     - Experienced Senior Management. The Bank's senior management possesses extensive experience in the banking industry as well as substantial business and banking contacts in the Albany market. For example, the Company's President, Robert E. Lee, has over 25 years of banking experience, and its Chief Lending Officer, David C. Gillebeau, has over 12 years of banking experience. See "Management."

     - Community-Oriented Board of Directors. The Board of Directors consists of long-time residents of the area who are representative of the Bank's target markets and will be sensitive and responsive to the needs of the community. Additionally, the Board of Directors represents a wide array of business experience and community involvement. Through their experience and involvement, the directors are expected to bring substantial business and banking contacts to the Bank.

     - Community Involvement. All of the officers and directors of the Company are active in the Dougherty/Lee County community, and their continued active community involvement will provide an opportunity to promote the Bank and its products and services.

     - Officer and Director Call Program. Management intends to implement an active officer and director call program to promote the Bank's philosophy. The purpose of this call program will be to visit prospective customers and describe the products, services and philosophy of the Bank.

     - Highly Visible Site. The Bank's main office location is highly visible and in close proximity to a high concentration of the targeted commercial businesses and residential areas, thus facilitating market recognition for the Bank as a strong competitor.

     - Branching. The Bank intends to open two branches within the first 36 months of operations. Branching will give the Bank the ability to diversify and provide the entire Albany market with convenient banking services.

     - Individual Customer Focus. The Bank will focus on providing individualized service and attention to its target customers, which include individuals and small to medium-sized businesses. As the employees, officers and directors become familiar with the Bank's customers on an individual basis, the Bank will be able to respond to credit requests more quickly and be more flexible in approving loans based on collateral quality and personal knowledge of the customer.

     - Local Decision Making. As the Bank branches into other communities, it will maintain its policy of making decisions locally and will utilize local advisory boards. This will allow the Bank to be more responsive to customer requests and to the needs of the customers within the particular community.

     - Marketing and Advertising. The Company is utilizing Broad Street Productions, a local marketing firm, to promote the Bank and to develop the Bank's image as a community oriented bank with an emphasis on quality service and personal contact. The Bank will also use media services such as local newspapers, drive-time radio, direct mail campaigns, and television to promote the Bank.

     Growth Strategy. Management believes that growth and expansion of the Bank's operations will be a significant factor in the success of the Company. Therefore, management will implement the following growth strategies:

     - Capitalize on Trend Toward Consolidation. The Bank will capitalize on its position as the only community bank headquartered in the Albany market to attract individual and small to medium-sized business customers that may be underserved as a result of recent bank consolidations.

     - Open Additional Branches. The Bank intends to expand its presence in the Albany market by opening two new offices within the first 36 months of operations. One branch is planned for the downtown/east Albany area, while the other is planned for the southern Lee County area. We also plan to add branches in other strategic locations as appropriate. The addition of these branches will provide the Bank new channels through which it can build its deposit base and solicit new customers.

     - Attract Employees with Established Customer Relationships. The Bank will seek to hire employees who have, through their experience in banking, established significant customer relationships. By hiring employees with established customer relationships, the Bank will be able to grow much more rapidly than it would if it were to hire employees who would require time to develop a customer base.

     - Allow Space for Expansion. The Bank will construct a main office building with sufficient room to allow for the future expansion of the Bank. The size of the proposed main office for the Bank will allow for additional loan officers and for the addition of a mortgage lending department.

     - Offer Fee-Generating Products and Services. The Bank's range of services, pricing strategies, interest rates paid and charged, and hours of operation will be structured to attract the Bank's target customers and increase its market share. The Bank will strive to offer small businesses, professionals, entrepreneurs and consumers the best loan services available while charging aggressively for such services and utilizing technology and strategic outsourcing to increase fee income.

PRODUCTS AND SERVICES

Lending Services

     Lending Policy. The Bank is being established to support Albany and surrounding areas of Dougherty/Lee County. Consequently, the Bank will aggressively seek creditworthy loans within a limited geographic area. The Bank's primary lending function will be to make consumer loans to individuals and commercial loans to small and medium-sized businesses and professional concerns. In addition, the Bank plans to make real estate-related loans, including construction loans for residential and commercial properties, and primary and secondary mortgage loans for the acquisition or improvement of personal residences. The Bank plans to avoid concentrations of loans to a single industry or based on a single type of collateral.

     Loan Approval and Review. The Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the Bank's Loan Committee. Initially, however, all loans regardless of amount will go to the Loan Committee. The Bank will not make any loans to any director or executive officer of the Bank unless the loan is approved by the Board of Directors of the Bank and is made on terms no more favorable to such person than would be available to a person unaffiliated with the Bank.

     Lending Limits. The Bank's lending activities will be subject to a variety of lending limits imposed by federal law. Differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Bank). In general, however, the Bank will be subject to a loan-to-one-borrower limit equal to 15% of the Bank's unimpaired capital and surplus or 25% of the unimpaired capital and surplus if the excess over 15% is within the guidelines set forth in 12 U.S.C. sec. 84, which provides an exception to the 15% limit for certain secured debt. Based on the proposed capitalization of the Bank and its projected pre-opening expenses, the Bank's initial lending limit will be approximately $1.1 million for loans not fully secured plus an additional $750,000 (or an aggregate of approximately $1.9 million) for loans that meet the

12 U.S.C. sec. 84 guidelines. The Bank has not yet established any minimum or maximum loan limits other than the statutory lending limits described above. These limits will increase or decrease as the Bank's capital increases or decreases as a result of the Bank's earnings or losses, among other reasons. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

     Credit Risks. The principal economic risk associated with each category of anticipated loans is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the services and retail market segments. Risks associated with real estate loans also include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and, in the case of commercial borrowers, the quality of the borrower's management. In addition, the quality of the borrower's management and its ability both to evaluate properly changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to such changes are significant factors in the creditworthiness of a commercial borrower. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

     The well established financial institutions in the Albany market are likely to make proportionately more loans to medium to large-sized businesses than the Bank will make. Many of the Bank's anticipated commercial loans will likely be made to small to medium-sized businesses which may be less able to withstand competitive, economic and financial conditions than larger borrowers.

     Real Estate Loans. The Bank will make commercial real estate loans, construction and development loans, and residential real estate loans. These loans include certain commercial loans where the Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans. Loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable. The Bank will generally charge an origination fee. Management will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, the Bank may require personal guarantees of the principal owners of the property backed with a review by the Bank of the personal financial statements of the principal owners. The Bank will compete for real estate loans with competitors that are well established in the Albany market.

     The Bank may also originate mortgage loans for sale into the secondary market. The Bank intends to limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with the secondary market investor and receiving the investor's underwriting approval prior to originating the loan.

     Commercial Loans. It is expected that loans for commercial purposes in various lines of businesses will be one of the primary components of the Bank's loan portfolio. The terms of such loans will vary by their purpose and by their underlying collateral (if any). Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment and have a loan-to-value ratio of 80% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity.

     Consumer Loans. The Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit. The principal competitors for consumer loans will be the established banks in the Albany market.

     Lending Officers. The Bank intends to hire an experienced commercial real estate lender and consumer lender in order to develop the loan portfolios. Each lender will have experience within the Albany market and will be expected to bring with them substantial contacts.

Investments

     In addition to loans, the Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The investment portfolio will be reviewed by the Asset and Liability Management Committee on an ongoing basis to assure investments are profitable and in accordance with the Bank's policy set by the Board of Directors. Members of the Asset and Liability Management Committee will include Corinne C. Martin (Chairperson), Bennett D. Cotten, Jr., Robert E. Lee, Robert M. Beauchamp, Mark
M. Shoemaker and John P. Ventulett, Jr.

Asset and Liability Management

     The Bank will utilize its Asset and Liability Management Committee to manage its assets and liabilities, and to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity and adequate liquidity. These management functions will be conducted within the framework of written loan and investment policies which the Bank will adopt. The Bank will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and endeavor to manage any gaps in maturity ranges.

Deposit Services

     The Bank will seek to establish solid core deposits, including checking accounts, money market accounts, a variety of certificates of deposit and IRA accounts. The primary means used to attract deposits will be an aggressive marketing plan in the overall service area, a broad product line and competitive services. The primary sources of deposits will be residents of, and businesses and their employees located in, the Albany market. These deposits will be obtained through personal solicitation by the Bank's officers and directors, direct mail solicitations and advertisements published in the local media. Deposits will be generated by offering a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, money market deposits (transaction and investment), certificates of deposit, retirement accounts and other deposit or funds transfer services that may be permitted by law or regulation and that may be offered to remain competitive in the market.

Other Banking Services

     Other anticipated bank services include cash management services, safe-deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank plans to become associated with a shared network of automated teller machines that may be used by Bank customers throughout Georgia and other regions. The Bank plans to offer annuities, mutual funds and other financial services through a third party that has not, as yet, been chosen by the Bank. The Bank also plans to offer MasterCard(R) and VISA(R) credit card services through a correspondent bank as an agent for the Bank. The Bank does not plan to exercise trust powers during its initial years of operation. The Bank may in the future offer a full-service trust department, but cannot do so without the prior approval of the OCC.

     The Bank will also offer its targeted commercial customers a courier service that will pick up non-cash deposits from the customer's place of business and deliver them to the Bank. The Bank believes that this will be an important service for its customers because the Bank will initially have only one location.

Future Services

     In addition to those services enumerated above, management anticipates that sometime in the future the Company will also offer to its customers discount brokerage services. The addition of this service will primarily depend on the profitability of the Company and the Bank and most likely will not be offered until both are operating profitably.

MARKETING AND ADVERTISING

     The Bank's target customers will be the residents and the small to medium-sized businesses and their employees located in the Albany market. Several of the directors and officers of the Company and the Bank have developed business contacts with numerous professionals within the medical service industry. Management intends to develop a niche in providing banking services to these and other medical providers.

     The Bank plans to use a targeted marketing approach through local newspapers, drive-time radio, direct mail campaigns, and television spots as necessary. Additionally, the Bank plans to sponsor community activities on an active, ongoing basis. The Company is utilizing the services of Broad Street Productions in order to coordinate its advertising and marketing efforts.

INFORMATION SYSTEMS AND THE YEAR 2000

     The Year 2000 Problem. The year 2000 issue confronting the Company, the Bank and its suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the year 2000 and other year 2000-sensitive dates, including September 9, 1999, December 31, 1999 and February 29, 2000. Many existing computer programs and systems originally were programmed with six-digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, the Company and its operations may be affected significantly by the year 2000 issue as a result of its dependence on computer-generated financial information. Software, hardware and equipment both within and outside the Company's and the Bank's direct control, and third parties with whom the Company and the Bank electronically or operationally interfaces (including customers and third party vendors providing data processing, information systems management, computer system maintenance and credit bureau information) are likely to be affected. If computer systems are not able to identify the year 2000, many computer applications could fail or create erroneous results. Consequently, many calculations that rely on date field information, such as interest, payment or due dates and other operating functions, could generate significantly misstated results, and the Company and the Bank could lose its ability to process transactions, prepare statements or engage in similar normal business activities. In addition, under certain circumstances, failure to address adequately the year 2000 issue could adversely affect the viability of the Bank's suppliers and creditors and the creditworthiness of its borrowers. If not adequately addressed, the year 2000 issue could ultimately have a significant adverse impact on the Company's and the Bank's products, services and competitive condition and, in turn, its financial condition and results of operations.

     Regulatory Oversight. Financial institution regulators recently have increased their focus on year 2000 compliance issues and have issued guidance concerning the responsibilities of senior management and directors. The Federal Financial Institutions Examination Council has issued several interagency statements on Year 2000 Project Management Awareness. These statements require financial institutions to, among other things, examine the year 2000 implications of their reliance on vendors and with respect to data exchange and the potential impact of the year 2000 issue on their customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan to address the year 2000 issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions to ensure resolution of any year 2000 problems. The federal banking agencies have asserted that year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory examinations. Consequently, an institution's failure to address appropriately the year 2000 issue could result in supervisory action, including the reduction of the institution's supervisory ratings, the denial of applications for approval of mergers or acquisitions or the imposition of civil money penalties.

     Because the Company is still pending regulatory approval regarding its status as a bank holding company and the Bank has not yet commenced operations, federal banking regulators are focusing on the Company's and the Bank's year 2000 readiness as part of the regulatory approval process. Once the Company and the Bank have obtained the necessary regulatory approvals, the federal banking regulators will continue to monitor their status on year 2000 issues as described above.

     The Company's Readiness. Because the Company is a start-up entity and the Bank has not yet commenced business, the Company does not have existing "legacy" systems or equipment requiring year 2000 testing and remediation. Rather, the Company is purchasing all of its office equipment, hardware and software and obtaining outsourcing service commitments only from vendors and service providers that can certify that their products and services are year 2000 compliant. For example, the Company will purchase applications software, microcomputers, teller equipment and a network file server only from vendors that can provide year 2000 compliance certificates with respect to those products. The Company plans to obtain its data processing services, automatic teller machine applications, voice response system, internet banking services, document imaging solutions and bond accounting systems from third party service providers that can certify that the products and services they provide will be year 2000 compliant. Management believes that it will be able to obtain these products and services from vendors and service providers that can supply the necessary certification. If the Company is unable to do so, however, it will either forego acquiring the product or service until the required certification is forthcoming or, if the product or service is essential to its operations, arrange for independent testing and verification of year 2000 compliance.

     As the Company and the Bank acquire its equipment and systems and commences operations, they will test their year 2000 readiness on an ongoing basis. Although management does not anticipate that it will encounter difficulties in this area, the Company and the Bank will require their vendors and service providers to upgrade or replace any equipment that proves to be non-compliant. If the necessary upgrades or equipment are not forthcoming, the Company or the Bank will obtain new equipment or engage a new service provider with demonstrated year 2000 compliance.

     Although the Company's and the Bank's internal systems, equipment and operations require significant oversight with respect to year 2000 issues, management believes that its customers' year 2000 readiness could also have a significant effect on the Company's operations. For example, if a customer with an outstanding loan from the Bank is unable to maintain its cash flow as a result of disruption caused by its own or its customers' year 2000 problems, the customer could default in the repayment of the loan, which would lead to increased loan losses for the Bank. Although management plans to consider this possibility when it establishes its loan loss reserve for the Bank, the potential losses could exceed management's estimate and ultimately cause a net loss to the Bank and the Company. To address this concern, management will communicate with customers on an ongoing basis regarding their year 2000 readiness and attempt to ascertain at the earliest opportunity those customers that are likely to encounter year 2000 problems. Management plans to work with these customers to ensure, to the greatest extent possible, that their year 2000 compliance issues do not disrupt the Company's or the Bank's operations.

     Resources Allocated. To ensure that senior members of management continue to monitor the Company's year 2000 readiness on a consistent basis, the Company's Board of Directors established a Year 2000 Committee on November 9, 1998. The members of the committee have been tasked with establishing guidelines for the acquisition of new equipment and services that will be year 2000 compliant; communicating with potential borrowers, vendors and service providers regarding year 2000 issues; and monitoring the Company's progress in this area. Members of the committee will also attend conferences and information sharing sessions to gain additional insight into the year 2000 issue and potential strategies for addressing it. The committee's work will continue until the year 2000 and, in the event a year 2000 problem occurs, thereafter until the problem is resolved. The committee is comprised of Robert E. Lee, David C. Guillebeau, Charles M. Jones, III, Corinne C. Martin, Lawrence B. Willson and James D. Woods.

     Because the Company's year 2000 compliance program will principally involve ensuring that it initially acquires systems, equipment and outsourced services that are year 2000 compliant, management does not expect that the Company or the Bank will incur material year 2000 compliance costs. Rather, these costs will be an incremental part of the cost of obtaining the equipment or services that the Company will need in order to commence operations. Consequently, the Company has not established a separate budget for year 2000 compliance expenses. The Year 2000 Committee will, however, monitor the Company's needs in this area and will establish a budget for year 2000 expenses if it believes that such costs will prove to be material.

     Contingency Plans. Management believes that its only mission-critical, or "core," system is its host application processing system, which will be outsourced to a third party service provider. If this system is unable to process data reliably, the Bank will be forced to obtain the same services from another service provider or, in the alternative, cease operations until the existing system becomes year 2000 compliant. A failure in this system or any other date sensitive system could have a material adverse effect on the Company's results of operations, liquidity and financial condition. To address this contingency, the Company is negotiating with a disaster recovery service that will run the Company's data processing systems in the event the Company's primary service provider is unable to do so. The Company will require that the disaster recovery service certify that its systems are year 2000 compliant before it engages the service. Management also plans to store optical copies of its computerized records and will be prepared to print paper copies of those records on December 31, 1999.

EMPLOYEES

     Upon commencement of operations, the Bank is expected to have approximately fifteen full-time employees and two part-time employees. The Company is not expected to have any employees who are not also employees of the Bank.

     Robert E. Lee is the President of the Company and will be the President and Chief Executive Officer of the Bank. Mr. Lee has over 25 years of banking experience, including extensive experience in the areas of finance and operations. See "Management."

     David C. Guillebeau will be the Chief Lending Officer of the Bank. Mr. Guillebeau has over 12 years of banking experience, including extensive lending and management experience. See "Management."

     The Company intends to complete its senior management team by hiring a Chief Financial Officer for the Company and the Bank. The Chief Financial Officer is expected to bring to the Company and the Bank substantial experience in the areas of finance and operations and is expected to be competent with regard to technological issues.

FACILITIES

     The Bank will be located at 2815 Meredyth Drive in Albany, Georgia in Dougherty County. On November 20, 1998, the Company purchased approximately two acres of land at 2815 Meredyth Drive at a purchase price of $315,000. The construction of the permanent facility is planned to begin in January 1999, with a completion date set for the fall of 1999. The permanent facility will be a two-story, Colonial style building. The building will consist of approximately 10,700 square feet and will include three drive-up windows and one automated teller machine. The estimated construction costs of the building total $1.3 million.

     The Bank's proposed location offers high visibility in an area with significant traffic, and is located within one-half mile of the main shopping and retail area in Dougherty County. This area is the central location for business, residential, commuting and shopping in Dougherty County with proximity to a major highway serving the community.

     The Bank will operate initially out of a modular facility that the Bank plans to locate on the site of the permanent facility. The monthly rental fee for the modular facility will be approximately $3,500.

                                   MANAGEMENT

PROPOSED EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY AND THE BANK

     The following table sets forth, for the initial members of the Board of Directors of both the Company and the Bank, (1) their names, addresses and ages at December 31, 1998, (2) their respective positions with the Company and the Bank, (3) the number of shares of Common Stock they intend to purchase in the offering, (4) the percentage of outstanding shares such number will represent, and (5) the number of shares subject to warrants (and options as to Mr. Lee and Mr. Guillebeau) they will receive pursuant to their purchase of Common Stock in this Offering.

                                                                       PERCENTAGE OF     SHARES
                                           POSITION(S)      NUMBER      OUTSTANDING    SUBJECT TO
NAME AND ADDRESS (AGE)                      TO BE HELD     OF SHARES      SHARES        WARRANTS
----------------------                   ----------------  ---------   -------------   ----------
CLASS I DIRECTORS:
(Initial term expiring in 1999)
Charles M. Jones III (48)..............  Chairman and        30,000         3.0%         15,000
907 W. Third Ave.                        Chief Executive
Albany, GA 31707                         Officer(1)
Van Cise Knowles (58)..................  Director            15,000         1.5          15,000
3503 Old Dawson Rd.
Albany, GA 31707
Robert E. Lee (46).....................  President, Chief    50,000         5.0          65,000(3)
5101 Old Dawson Road                     Executive
Albany, GA 31707                         Officer(2), and
                                         Director
Corinne C. Martin (56).................  Director            20,000         2.0          15,000
2344 Winchester Dr.
Albany, GA 31707
William F. McAfee (61).................  Director            15,000         1.5          15,000
1705 Pinecrest Dr.
Albany, GA 31707
CLASS II DIRECTORS:
(Initial term expiring in 2000)
C. Richard Langley (50)................  Director            10,000         1.0          10,000
2811 W. Doublegate Dr.
Albany, GA 31707
Bennett D. Cotten, Jr. (45)............  Director            20,000         2.0          15,000
2608 Kenilworth Dr.
Albany, GA 31707
Jane Anne D. Sullivan (39).............  Director            20,000         2.0          15,000
3707 Hidden Hill Ct.
Albany, GA 31707
John P. Ventulett, Jr. (50)............  Director            10,000         1.0          10,000
2504 Cooleewahee Cove
Albany, GA 31707

                                                                       PERCENTAGE OF     SHARES
                                           POSITION(S)      NUMBER      OUTSTANDING    SUBJECT TO
NAME AND ADDRESS (AGE)                      TO BE HELD     OF SHARES      SHARES        WARRANTS
----------------------                   ----------------  ---------   -------------   ----------
James D. Woods (55)....................  Director            10,000         1.0          10,000
3402 Wexford Rd.
Albany, GA 31707
CLASS III DIRECTORS:
(Initial term expiring 2001)
Robert M. Beauchamp (36)...............  Director            20,000         2.0          15,000
757 Highway 32
Leesburg, GA 31763
Glenn A. Dowling (66)..................  Director            15,000         1.5          15,000
880 Tallahassee Rd.
Albany, GA 31707
Mary Helen Dykes (48)..................  Secretary and       10,000         1.0          10,000
1618 Valencia Dr.                        Director
Albany, GA 31707
Mark M. Shoemaker (44).................  Director            15,000         1.5          15,000
920 Third Ave.
Albany, GA 31707
Lawrence B. Willson (48)...............  Director            15,000         1.5          15,000
627 5(th) Ave.
Albany, GA 31707
EXECUTIVE OFFICERS WHO ARE NOT ALSO
DIRECTORS:
David C. Guillebeau (37)...............  Executive Vice       5,000         0.5          20,000(3)
5009 Barrington Drive                    President and
Albany, GA 31707                         Senior Loan
                                         Officer(2)
                                                            -------        ----         -------
All Proposed Directors and Executive                        280,000        28.0%        275,000
Officers as a Group
(16 persons)

-------------------------

     (1) Company only.

     (2) Bank only.

     (3) Includes options to purchase 50,000 and 20,000 shares, respectively, to be issued to Mr. Lee and Mr. Guillebeau.

     Each person listed above has been a director of the Company since August 19, 1998 and is a proposed director of the Bank, except for David C. Guillebeau. Directors of the Company serve staggered terms, which means that one-third of the directors will be elected each year at the Company's annual meeting of shareholders. The initial term of the Class I directors expires in 1999, the initial term of the Class II directors expires in 2000, and the initial term of the Class III directors expires in 2001. Thereafter, each director will serve for a term of three years. See "Description of Capital Stock of the Company -- Certain Provisions of the Articles of Incorporation and Bylaws." The Company's officers are appointed by the Board of Directors and hold office at the will of the Company's Board.

     Each of the Bank's proposed directors will, upon approval of the OCC, serve until the Bank's first shareholders meeting, which will be held shortly after the Bank receives its charter. The Company, as the sole shareholder of the Bank, will nominate each proposed director to serve as director of the Bank at that meeting. After the first shareholders meeting, directors of the Bank will serve for a term of one year and will be elected by the Company each year at the Bank's annual meeting of shareholders. The Bank's officers will be appointed by its Board of Directors and will hold office at the will of the Bank's Board.

     ROBERT M. BEAUCHAMP. Bob Beauchamp is a native of Albany. He is a graduate of the Cumberland School of Law of Samford University and of Mercer University in Macon, Georgia. Mr. Beauchamp has practiced law in Albany since 1990 and currently is a partner at the law firm of Beauchamp-Associate LLC.

     BENNETT D. COTTEN, JR. Bennett Cotten is a native of Albany. He is an orthopedic surgeon and a co-owner of Southwest Georgia Orthopedic and Sports Medicine. Dr. Cotten received his Bachelor's of Science from the University of Georgia and his Medical Doctorate from the Medical College of Georgia. He completed an Orthopedic Residency Program at the University of Louisville in 1984. Dr. Cotten practiced medicine at Orthopedic Associates located in Albany from 1984 until 1996. He has practiced medicine at Southwest Georgia Orthopedic and Sports Medicine in Albany since February 1996.

     GLENN A. DOWLING. Glenn Dowling has been a resident of Albany for the past 40 years. He attended Valdosta State University and received his Doctor of Podiatric Medicine degree from Illinois College of Podiatric Medicine. Dr. Dowling has practiced podiatry since 1960 in Albany. Currently, he is managing partner of Albany Ambulatory Surgery Center and Albany Podiatry Associates, a five-doctor group practice. He is owner and developer of Partridge Pea Plantation, a private conservation preserve. He has been active in community activities, including Kiwanis, Chehaw Park, Cancer Society, Heart Association, Easter Seal, Habitat for Humanity, Boys and Girls Clubs, Boy Scouts, Girl Scouts, City Recreation Department, and Albany Football Officials Association. He is a 1998 recipient of Albany Sertoma Club's "Good Citizen of the Year Award."

     MARY HELEN DYKES. Mary Helen Dykes is a native of Albany. She is a graduate of Manhattanville College in Purchase, New York. Ms. Dykes has served as the Secretary and Treasurer of Bob's Candies, Inc., an Albany manufacturer of candy, since 1977.

     CHARLES M. JONES, III. Chuck Jones is a native of Albany. He will serve as the Chairman of the Board of Directors of the Company and the Bank and as the Chief Executive Officer of the Company. Mr. Jones has served as the Chief Executive Officer of Consolidated Loan & Mortgage Co., located in Albany, since 1971. Mr. Jones is also a co-owner of other Albany businesses, including Consolidated Loan Co. (a corporation), Consolidated Loan Co. (a partnership), and Delta Partners, Inc.

     Mr. Jones is a member of Georgia Industrial Loan Association and has served as the past President, Chairman of the Executive Committee and Chairman of the Board of the Georgia Financial Services Association. He has been an active member in the community through his service on the Boards of Directors of Albany Tomorrow, Inc., Mount Zion Civil Rights Museum and Thronateeska Heritage Center.

     Currently, Mr. Jones is the Chairman of the Board of the Better Business Bureau of Southwest Georgia and serves on the Executive Board of the Better Business Bureau of West Georgia and East Alabama (Columbus, Georgia office). He has also held board/officer positions with numerous social and civic clubs and organizations including: Albany Symphony Orchestra, Theatre of Albany, Albany Museum of Art, Community Cancer Association, Halcyon Club, Albany Toastmasters Club, Albany Sertoma Club and Friends of Chehaw.

     VAN CISE KNOWLES. Van Knowles is a native of Albany. He is a surgeon and is the sole owner of his medical practice, Van C. Knowles MD, P.C. Dr. Knowles received his Bachelor's of Science from the University of Georgia and his Medical Doctorate from the Medical College of Georgia. Dr. Knowles has practiced medicine in Albany as a sole practitioner since 1973. He is a member of numerous professional associations, including the Dougherty County Medical Society, the Medical Association of Georgia, and the American Medical Association. Dr. Knowles has served as the President of the Dougherty County Medical Society, the Moretz Surgical Society, and has served as Chairman of the Tissue Committee and on the Board of Trustees of the Palmyra Medical Center. He is also involved in numerous community associations, including serving on the Board of Directors of the Doublegate Country Club and serving as Secretary and Past President of the Albany Sertoma Club.

     C. RICHARD LANGLEY. Rick Langley is a native of Albany. He is a graduate of the University of Georgia School of Law and Emory University. Mr. Langley has practiced law in Albany since 1973. He has practiced law as a partner with the law firm of Langley & Lee in Albany since 1991.

     ROBERT E. LEE. Bob Lee is the President of the Company and will be the President and Chief Executive Officer of the Bank. He is a native of Albany, and his career in banking began in 1973 with Columbus Bank & Trust Co. Between 1973 and 1979, he held various positions at the bank, including Operations Manager and Electronic Data Processing Auditor. From 1979 to 1980, Mr. Lee served as Auditor for C&S National Bank. In June 1980, Mr. Lee joined First State Corporation, where he held various positions of increasing responsibility until May 1998. He began in 1980 as a General Auditor for the bank and was promoted in 1985 to Vice President of Accounting. In 1987, he was given additional responsibility for the Operations and Data Processing functions of the bank and in 1992, he was promoted to Senior Vice President over Operations, Data Processing and Accounting. Mr. Lee was promoted to Executive Vice President and Chief Financial Officer in 1993, and held this position until May 1998, when he resigned from First State Corporation, now Regions Financial Corporation, to pursue organization of the Company and Bank.

     Mr. Lee earned a Bachelor's of Science degree from Columbus College in Columbus, Georgia and a graduate degree from the University of Wisconsin School of Bank Administration. Mr. Lee is also actively involved in various community and civic associations. He is currently serving a second term as the Chairman of the Administrative Board for the First United Methodist Church and over the past ten years has served as the Chairman of various other committees for the church. Mr. Lee is also a member of the Albany Rotary Club and will serve as the Treasurer for the 1998-1999 year. Mr. Lee has served on the Board of the American Cancer Society for the past eight years and during that time has annually chaired the Knights of Columbus Touring Pro-Am Golf

Tournament to benefit the American Cancer Society. Additionally, Mr. Lee is the Chairman of a capital funds drive for Sherwood Christian Academy, a private school in Albany.

     CORINNE C. MARTIN. Corinne Martin is a native of Albany. Since 1972 Ms. Martin has been a co-owner of Carlton Co., a family owned business that distributes Caterpillar equipment in South Georgia. She also has been an owner of various businesses in the Albany area since 1996, including Coldwater Inv. Co. (doing business as Budget Rent-A-Car), and Covey Pointe Shooting Preserve (commercial hunting property). Ms. Martin is a graduate of Darton College-School of Nursing and holds a current license as a Registered Professional Nurse.

     WILLIAM F. MCAFEE. Bill McAfee is a native of Albany. He is a graduate of Auburn University. Mr. McAfee is the sole owner of Bill McAfee Leasing, which provides truck leasing and financing services. He has also been a Sales Manager for Allstar International, in Albany since 1975.

     MARK M. SHOEMAKER. Mark Shoemaker has been a resident of Albany since 1985. He came to Georgia in 1972 to attend Emory University. Dr. Shoemaker graduated from Emory University and received a MMSC-ICU PA from Emory University School of Medicine. Dr. Shoemaker received his Medical Doctorate from the Medical College of Georgia. Dr. Shoemaker has been a shareholder of Albany Anesthesia Associates and has practiced Medicine in Albany since 1989.

     JANE ANNE D. SULLIVAN. Jane Anne Sullivan is resident of Albany and a graduate of Valdosta State College. Ms. Sullivan has been a co-owner of Buildings Exchange, a real estate holding company located in Blakely, Georgia since 1981.

     JOHN P. VENTULETT, JR. Jay Ventulett is a native of Albany and a graduate of Georgia State University. He has served as Vice President and Executive Insurance Agent of Howard, Ventulett & Bishop Insurers, Inc. since 1979.

     LAWRENCE B. WILLSON. Larry Willson is a resident of Albany. He has served as a Vice President and Farm Manager for Sunnyland Farms, Inc., in Albany since 1978. Mr. Willson is a graduate of Trinity College in Hartford, Connecticut and received a Masters of Business Administration from Georgia State University.

     JAMES D. WOODS. Jim Woods is a resident of Albany. He has been a partner in the Drs. Adams and Woods, MD P.C. Medical Practice in Albany since 1976. Dr. Woods received his Doctor of Medicine Degree form Meharry Medical College. He received his Certificate of Internship from Naval Hospital in Great Lakes, Illinois and received his Certificate of Residency from Naval Hospital in Oakland, California. Additionally, Dr. Woods received a Bachelor of Arts in Biology from Lincoln University.

     DAVID C. GUILLEBEAU. David Guillebeau will be the Chief Lending Officer of the Bank. Mr. Guillebeau is a native of Albany and is a graduate of the University of Georgia. Mr. Guillebeau comes to the Bank with 13 years of banking experience. From 1986 until September 1998, Mr. Guillebeau has held various positions with Security Bank located in Albany. Ultimately, Mr. Guillebeau held the position of Vice President and was responsible for a loan portfolio of approximately $28 million, consisting of consumer and commercial loans. For over ten years, Mr. Guillebeau served as the branch manager of the bank and was responsible for approximately 20 employees and the audit and sales function of the bank, which was approximately a $200 million institution.

     Mr. Guillebeau is also actively involved in the community. He has served as both an Elder and Deacon of Covenant Presbyterian Church and has served on the Finance and Grounds Committee for a number of years. Mr. Guillebeau has also served as the Chairman of the Board of the American Cancer Society for two years as well as the Crusade Chairman, President and Vice President. Currently, Mr. Guillebeau serves on the Trade and Tourism committee of the Albany Chamber of Commerce as well as on the board for the Albany Symphony Association. Additionally, Mr. Guillebeau has served as President and as a member of the board of the Bank of America's Institute of Southwest Georgia.

COMMITTEES OF THE BOARDS OF DIRECTORS

     The Board of Directors of the Company has established the committees described below. The members of each committee will be the same for the Bank as they are for the Company.

     Compensation Committee. The Compensation Committee establishes remuneration levels for officers of the Company and the Bank, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs, including the Stock Plan as described below. The Compensation Committee consists of Charles M. Jones, III, Van Cise Knowles (Chairman), Robert E. Lee and Jane Anne D. Sullivan.

     Executive Committee. The Executive Committee will have authority to exercise the powers of the Board of Directors in managing the affairs and assets of the Company and the Bank between their respective Board meetings, except for the powers exclusively reserved to the Board of Directors of the Bank or the Company. The Executive Committee will also be responsible for making recommendations to the Board of Directors regarding matters relating to the management and expansion of the Bank. The Executive Committee consists of Charles M. Jones, III (Chairman), Robert E. Lee, Corinne C. Martin, Lawrence B. Willson and James D. Woods.

     Audit and Compliance Committee. The Audit and Compliance Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's and the Bank's annual financial statements and approves any special assignments given to such accountants. The Audit and Compliance Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's and the Bank's internal accounting staff. Additionally, the Audit and Compliance Committee provides oversight to the Company's and the Bank's compliance with regulatory rules and regulations, including the Community Reinvestment Act. The Audit and Compliance Committee consists of Glenn A. Dowling, C. Richard Langley and William F. McAfee (Chairman).

     Loan Committee. The Loan Committee reviews any loan request made by a potential borrower over a certain credit threshold for compliance with the Bank's lending policies and federal and state rules and regulations governing extensions of credit and makes a decision whether to extend credit to the potential borrower. The Loan Committee consists of Mary Helen Dykes, Charles M. Jones, III, Robert E. Lee (Chairman), William F. McAfee, John P. Ventulett, Jr. and James D. Woods.

     Asset and Liability Management Committee. The Asset and Liability Management Committee provides guidance to the Company and the Bank in balancing the yields and maturities in its loans and investments to its deposits. The Asset and Liability Management Committee consists of Corinne C. Martin (Chairperson), Bennett D. Cotten, Jr., Robert E. Lee, Robert M. Beauchamp, Mark
M. Shoemaker and John P. Ventulett, Jr.

                             EXECUTIVE COMPENSATION

1998 COMPENSATION

     The following table shows information for 1998 with regard to compensation for services rendered in all capacities to the Company by the President. No executive officer earned more than $100,000 in salary and bonus in 1998.

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION
                                       ------------------------------------------------
NAME AND                                                     OTHER          ANNUAL
PRINCIPAL POSITION                     YEAR   SALARY ($)   BONUS ($)   COMPENSATION ($)
------------------                     ----   ----------   ---------   ----------------
Robert E. Lee........................  1998    $45,832        -0-            -0-
President

EMPLOYMENT AGREEMENTS

     Effective August 1, 1998 and October 1, 1998, respectively, the Company and the Bank entered into an employment agreement with each of Robert E. Lee and David C. Guillebeau (each an "Employee") regarding Mr. Lee's employment as President of the Company and the Bank and Chief Executive Officer of the Bank, and Mr. Guillebeau's employment as Executive Vice President of the Company and the Bank and Senior Loan Officer of the Bank (each an "Employment Agreement" and collectively, the "Employment Agreements"). Under the terms of the Employment Agreements, Mr. Lee will receive a salary of $110,000 per year and Mr. Guillebeau will receive a salary of $80,000 per year. Each Employment Agreement provides that at the end of each year of operation, the Employee will be entitled to receive a cash bonus, to be awarded by the Compensation Committee based on earnings of the Bank. Additionally, the Employment Agreements provide that the Company will grant Mr. Lee an incentive stock option to purchase a number of shares of Common Stock equal to 5% of the shares of Common Stock sold in this offering and that the Company will grant Mr. Guillebeau an incentive stock option to purchase a number of shares of Common Stock equal to 2% of the shares of Common Stock sold in this offering. The options will vest ratably over five years at 20% per year with the first increment vesting on the one-year anniversary of the date of this Prospectus. The options will have an exercise price of $10.00 per share. The Company will also provide an automobile to Mr. Lee.

     The initial term of Mr. Lee's employment commenced on August 1, 1998 and will continue for a period of five years. The initial term of Mr. Guillebeau's employment commenced on October 1, 1998 and will continue for a period of three years. At the end of the initial term of each Employment Agreement and at the end of each succeeding 12-month period, each Employment Agreement will be extended for a successive 12-month period unless either of the parties to each of the Employment Agreements gives notice to the other party to the Employment Agreement of his or its intent not to extend the Employment Agreement. In the event (1) an Employee dies or (2) the Company or the Bank abandons their organizational efforts or certain other terms and conditions are not met by December 31, 1999, neither the Company nor the Bank will have any further obligations under the Employment Agreements. Employment may be terminated (1) at the election of the Bank and the Company for cause (as defined in the Employment

Agreements); (2) at the election of the Employee if the Bank or the Company breaches any material provision of the Employment Agreement or if the Employee's powers, responsibilities or duties are materially diminished; or (3) upon the Employee's death or disability. If employment is terminated by the Company without cause or terminated by the Employee with cause, the Company will be required to meet its obligations under the Employment Agreement with respect to Employee's compensation and health and dental insurance coverage for a period equal to the greater of 12 months from the date of termination or the remaining term. If employment is terminated by the Company with cause, by the Employee without cause or by the Employee in connection with a Charge in Control (as defined in the Employment Agreements), the Employee will be prohibited from competing with the Company or the Bank or soliciting its customers or employees within the geographic area set forth in the Employment Agreement for a period of 12 months from the date of termination.

DIRECTOR COMPENSATION

     The directors of the Company and the Bank will not to be compensated separately for their services as directors until net profits of the Company and the Bank exceed their net losses since inception on a cumulative basis. Thereafter, the Company and the Bank will adopt compensatory policies for their directors in accordance with applicable law.

ORGANIZERS' WARRANTS

     The organizers intend to purchase an aggregate of 275,000 shares of Common Stock in the offering at a price of $10.00 per share. This represents 27.5% of the shares that will be outstanding after the offering (23.9% if the Underwriter's over-allotment option is exercised in full). The organizers have guaranteed a line of credit from The Bankers Bank for an amount up to $750,000 for organizing expenses of the Company and the Bank.

     In recognition of the efforts made and financial risks undertaken by the organizers in organizing the Company and the Bank, the Company will issue to the organizers warrants to purchase additional shares of Common Stock. The organizers will be issued warrants at a ratio of one warrant for each share of Common Stock purchased in the offering, up to a limit of 15,000 warrants for any one organizer. As a result, a maximum of up to 225,000 warrants may be issued to the organizers. The issuance of these warrants is subject to regulatory approval. The warrants will vest in 20% annual increments beginning on the one-year anniversary of the date of this Prospectus so long as the holder remains on the Company's Board of Directors. Vested warrants will be exercisable for the ten-year period following the date of this Prospectus or for 90 days after a warrant holder ceases to be a director, whichever is shorter. Each warrant will be exercisable at a price of $10.00 per share subject to adjustment for stock splits, recapitalization, or other similar events.

STOCK INCENTIVE PLAN

     General. The Company's 1998 Stock Incentive Plan (the "Stock Plan") provides the Company with the flexibility to grant key employees, officers, directors, and consultants of the Company, the Bank and any other affiliate entity that may be formed hereafter, Stock Incentives (as defined below) for the purpose of giving them a proprietary interest in the Company and to encourage them to remain in the employ of the Company or the Bank. The Board of Directors has reserved 90,000 shares of Common Stock (an amount equal to 9.0% of the shares of Common Stock sold in the offering) for issuance pursuant to awards that may be made under the Stock Plan, subject to adjustment as provided in the Stock Plan.

     Administration. The Stock Plan will be administered by the Company's Compensation Committee (the "Committee"), which is comprised of at least two directors appointed by the Company's Board of Directors. The Board of Directors will consider the advisability of complying with the disinterested standards contained in both Section 162(m) of the Internal Revenue Code and Rule 16(b)(3) (promulgated under the Securities Exchange Act of 1934) when appointing members to the Committee. The Committee or, as the case may be, the Board of Directors, will have the authority to grant awards under the Stock Plan, to determine the terms of each award, to interpret the provisions of the Stock Plan and to make all other determinations that it may deem necessary or advisable for the administration of the Stock Plan.

Awards

     The Stock Plan permits the Committee to make awards of shares of Common Stock, awards of derivative securities related to the value of the Common Stock and certain cash awards to eligible persons. These discretionary awards may be made on an individual basis or pursuant to a program approved by the Committee for the benefit of a group of eligible persons. The Stock Plan permits the Committee to make awards of a variety of equity-based incentives, including (but not limited to) stock awards, options to purchase shares of Common Stock and to sell shares of Common Stock back to the Company, stock appreciation rights, so-called "cashout" or "limited stock appreciation rights" (which the Committee may make exercisable in the event of certain changes in control of the Company or other events), phantom shares, performance incentive rights, dividend equivalent rights and similar rights (collectively, "Stock Incentives").

     The number of shares of Common Stock as to which a Stock Incentive is granted and to whom any Stock Incentive is granted will be determined by the Committee, subject to the provisions of the Stock Plan. Stock Incentives may be made exercisable or settled at such prices and may be made forfeitable or terminable under such terms as are established by the Committee, to the extent not otherwise inconsistent with the terms of the Stock Plan. Stock Incentives are generally not transferable or assignable during a holder's lifetime.

Stock Incentives

     Options. The Stock Plan provides for incentive stock options and non-qualified stock options. The Committee will determine whether an option is an incentive stock option or a non-qualified stock option at the time the option is granted, and the option will be evidenced by a Stock Incentive Agreement. Options may be made exercisable pursuant to such terms as are established by the Committee, to the extent not otherwise inconsistent with the terms of the Stock Plan.

     The exercise price of an option shall be set forth in the applicable Stock Incentive Agreement. The exercise price of an incentive stock option may not be less than the fair market value of the Common Stock on the date of the grant (or less than 110% of the fair market value if the participant owns more than 10% of the Company's outstanding Common Stock). At the time the incentive stock option is exercised, the Company will be entitled to place a legend on the certificates representing the shares of Common Stock purchased pursuant to the option to identify them as shares of Common Stock purchased upon the exercise of an incentive stock option. Non-qualified stock options may be made exercisable at a price equal to, or less than or more than the fair market value of the Common Stock on the date that the option is awarded, based upon an average fair market value of the Common Stock at the time the option is awarded, or based upon any other reasonable measure of fair market value. The Committee may permit an option exercise price to be paid in cash or by the delivery of previously owned shares of Common Stock, or to be satisfied through a cashless exercise executed through a broker or by having a number of shares of Common Stock otherwise issuable at the time of exercise withheld.

     The term of an option shall be specified in the applicable Stock Incentive Agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of the Common Stock will not be exercisable after the expiration of five years after the date the option is granted. Subject to any further limitations in a Stock Incentive Agreement, in the event of a participant's termination of employment, the term of an incentive stock option will expire, terminate and become unexercisable no later than three months after the date of such termination of employment; provided, however, that if such termination of employment is due to death or disability, one year will be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value (determined as of the date of the grant) of Common Stock as to which any such incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. To the extent incentive stock options covering more than $100,000 worth of Common Stock first become exercisable in any one calendar year, the excess will be non-qualified options. For purposes of determining which, if any, options have been granted in excess of the $100,000 limit, options will be considered to become exercisable in the order granted.

     Stock Appreciation Rights. Stock appreciation rights may be granted separately or in connection with another Stock Incentive, and the Committee may provide that they are exercisable at the discretion of the holder or that they will be paid at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of Common Stock or in cash, according to terms established by the Committee with respect to any particular award.

     Stock Awards. The Committee may grant shares of Common Stock to a participant, subject to such restrictions and conditions, if any, as the Committee shall determine.

     Other Stock Incentives. Dividend equivalent rights, performance units, and phantom shares may be granted in such numbers or units and may be subject to such conditions and restrictions as the Committee will determine and will be payable in cash or shares of Common Stock, as the Committee may determine.

     Certain Cash Awards. The Committee may make cash awards designed to cover tax obligations of employees that result from the receipt or exercise of a Stock Incentive. The terms of particular Stock Incentives may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with respect to the Company, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of the Company. Stock Incentives may include exercise, conversion or settlement rights to a holder's estate or personal representative in the event of the holder's death or disability. At the Committee's discretion, Stock Incentives that are subject to termination may be cancelled, accelerated, paid or continued, subject to the terms of the applicable Stock Incentive Agreement and to the provisions of the Stock Plan.

     Certain Reorganizations. The Stock Plan provides for appropriate adjustment, as determined by the Committee, in the number and kind of shares subject to unexercised options in the event of any change in the outstanding shares of Common Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event. In the event of certain corporate reorganizations, Stock Incentives may be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Committee, provided such adjustment is not inconsistent with the terms of the Stock Plan or any agreement reflecting the terms of a Stock Incentive.

     Amendment and Termination. The Board of Directors has the authority to amend or terminate the Stock Plan in such manner as it deems advisable. The Board of Directors is not required to obtain shareholder approval to amend or terminate the Stock Plan but, in its discretion, it may condition any such amendment or termination upon shareholder approval if shareholder approval is deemed necessary or appropriate in consideration of tax, securities, or other laws. No such action by the Board of Directors may adversely affect the rights of a holder of a Stock Incentive without the holder's consent.

Federal Income Tax Consequences

     The following discussion outlines generally the federal income tax consequences of participation in the Stock Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Stock Plan.

     Incentive Stock Options. A participant who exercises an incentive stock option will not be taxed at the time he or she exercises the option or a portion thereof. Instead, the participant will be taxed at the time he or she sells the shares of Common Stock purchased pursuant to the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the Common Stock and the amount for which he or she sells the Common Stock. If the participant does not sell the shares of Common Stock prior to two years from the date of grant of the incentive stock option and one year from the date the Common Stock is transferred to him or her, the gain will be a capital gain and the Company will not get a corresponding deduction. If the participant sells the shares of Common Stock at a gain prior to that time, the difference between the amount the participant paid for the Common Stock and the lesser of fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income. If the participant sells the shares of Common Stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

     Non-qualified Options. A participant will not recognize income upon the grant of a non-qualified option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the Common Stock, and the Company will then be entitled to a corresponding deduction.

     Depending upon the time period shares of Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised.

     Special rules apply to a participant who exercises a non-qualified option by paying the exercise price, in whole or in part, by the transfer of shares of Common Stock to the Company and to a participant who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

     Other Stock Incentives. A participant will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance unit award or phantom share (the "Equity Incentives"). Generally, at the time a participant receives payment under any Equity Incentive, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the Common Stock received, and the Company will then be entitled to a corresponding deduction.

     A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Internal Revenue Code of 1986, as amended. However, when the shares of Common Stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. However, if a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and the Company also will be entitled to a corresponding deduction at that time.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     It is possible that the Company and the Bank will have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank, including members of their families or corporations, partnerships or other organizations in which such directors and officers have a controlling interest. If such transactions occur, the transaction: (1) will be on substantially the same terms (including price or interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank, (2) will be on terms no less favorable than could be obtained from an unaffiliated third party, and (3) will be approved by a majority of the directors, including a majority of the disinterested directors.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

COMMON STOCK

     The Company's Articles of Incorporation authorize the Company to issue up to 10,000,000 shares of Common Stock, par value $1.00 per share, of which 1,000,000 shares will be issued pursuant to this offering. As of the date of this Prospectus, 90,000 shares of Common Stock (or an amount equal to 9.0% of the shares of Common Stock sold in the offering) were reserved for issuance upon the exercise of stock options to be issued under the Stock Plan and 225,000 shares of Common Stock were reserved for issuance upon the exercise of the warrants to be issued to the organizers.

     All shares of Common Stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by the Board of Directors. Upon liquidation or dissolution of the Company, whether voluntary or involuntary, all shares of Common Stock will be entitled to share equally in all assets of the Company available for distribution to the shareholders. It is not anticipated that the Company will pay any cash dividends on the Common Stock in the near future. See "Dividends." Each holder of Common Stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of Common Stock will not have any preemptive right to acquire authorized but unissued capital stock of the Company. There is no cumulative voting, redemption right, sinking fund provision or right of conversion in existence with respect to the Common Stock. All shares of the Common Stock issued in accordance with the terms of the offering as described in this Prospectus will be fully paid and non-assessable.

PREFERRED STOCK

     The Company's Articles of Incorporation also authorize the Board of Directors to issue up to 2,000,000 shares of preferred stock, par value not stated (the "Preferred Stock"). The Board of Directors has the authority to determine the designations, powers, preferences and relative rights of the Preferred Stock. Preferred Stock may have voting rights, subject to applicable law and determination by the Board of Directors. No Preferred Stock has been issued. Although the Company has no present plans to issue any Preferred Stock, the ownership and control of the Company by the holders of the Common Stock would be diluted if the Company were to issue Preferred Stock that had voting rights.

         CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

PROTECTIVE PROVISIONS

     General. Shareholders' rights and related matters are governed by the Georgia Business Corporation Code and the Company's Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of the Company contain certain provisions which would have the effect of impeding an attempt to change or remove management of the Company or to gain control of the Company in a transaction not supported by its Board of Directors (the "Protective Provisions"). In general, one purpose of the Protective Provisions is to assist the Company's Board of Directors in playing a role in connection with attempts to acquire control of the Company. The Protective Provisions allow the Board of Directors of the Company to further and protect the interests of the Company and its shareholders as appropriate under the circumstances, including if the Board of

Directors determines that a sale of control is in the best interests of the Company and its shareholders, by enhancing the Board's ability to maximize the value to be received by the shareholders upon such a sale.

     Although the Company's management believes the Protective Provisions are beneficial to shareholders of the Company, the Protective Provisions also may tend to discourage some takeover bids. As a result, shareholders of the Company may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, the Company may be able to avoid those expenditures of time and money.

     The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of the Company's Common Stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of the Company's Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of the Company through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for shareholders of the Company to replace the Board of Directors or management, even if a majority of the shareholders believes that replacing them would be in the best interests of the Company. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

     The Articles of Incorporation of the Company also contain a provision which eliminates the potential personal liability of directors for monetary damages. In addition, the Bylaws of the Company contain certain provisions which provide indemnification for directors of the Company. The Protective Provisions and the provisions relating to elimination of liability and indemnification of directors are discussed more fully below.

     Preferred Stock. The existence of Preferred Stock may impede the takeover of the Company without the approval of the Company's Board of Directors by enabling the Company's Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of the Company through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of Preferred Stock with voting rights may have an adverse effect on the rights of the holders of Common Stock, and in certain circumstances, such issuances of Preferred Stock could decrease the market price of the Common Stock.

     Staggered Terms for Board of Directors. Article 7 of the Articles of Incorporation provides that the Board of Directors of the Company will be divided into three classes. Directors of the Company serve staggered terms, which means that one-third of the directors will be elected each year at the Company's annual meeting of shareholders. The initial term of the Class I directors expires in 1999, the initial term of the Class II directors expires in 2000, and the initial term of the Class III directors expires in 2001. Thereafter, each director will serve for a term of three years. This means that unless the existing directors were to resign, it would take at least two annual meetings of the Company's shareholders to replace a majority of its directors.

     Under Georgia law, directors are elected annually for a term of one year unless the articles of incorporation provide otherwise.

     Change in Number of Directors. Article 8 of the Articles of Incorporation of the Company provides that any change in the number of directors of the Company, as set forth in its Bylaws, would have to be made by the affirmative vote of 2/3 of the entire Board of Directors or by the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock.

     Under Georgia law, the number of directors may be increased or decreased from time to time by amendment to the Bylaws adopted by a plurality of the directors at a Board meeting at which a quorum is present, unless the articles of incorporation provide otherwise or unless the number of directors is otherwise fixed by the shareholders.

     Removal of Directors. Article 9 of the Articles of Incorporation of the Company provides that one or more directors of the Company may be removed for cause during their terms only by the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company entitled to vote in an election of directors. Article 9 also provides that directors of the Company may be removed during their terms without cause only by the affirmative vote of the holders of 2/3 of the issued and outstanding shares of the Company entitled to vote in an election of directors.

     Under Georgia law, one or more directors of a corporation may be removed with or without cause by the affirmative vote of a majority of the shares present at a meeting at which a quorum is represented and entitled to vote thereon, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise.

     Supermajority Voting on Certain Transactions. Under Article 13 of the Articles of Incorporation of the Company, with certain exceptions, any merger or consolidation involving the Company or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of a majority of the directors of the Company then in office and the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock. However, if the Board of Directors of the Company has approved the particular transaction by the affirmative vote of 2/3 of the entire Board, then the applicable provisions of Georgia law would govern and shareholder approval of the transaction would require the affirmative vote of the holders of only a majority of the outstanding shares of Common Stock entitled to vote on the transaction.

     Evaluation of an Acquisition Proposal. Article 14 of the Company's Articles of Incorporation provides the factors that the Company's Board of Directors shall consider in evaluating whether any acquisition proposal made by another party is in the best interests of the Company and its shareholders. As used herein, the term "acquisition proposal" refers to any offer of another party (1) to make a tender offer or exchange offer for any equity security of the Company,
(2) to merge or consolidate the Company with another corporation, or (3) to purchase or otherwise acquire all or substantially all of the properties and assets owned by the Company.

     Article 14 charges the Board, in evaluating an acquisition proposal, to consider all relevant factors, including (1) the expected social and economic effects of the transaction on the employees, customers and other constituents (e.g., suppliers of goods and services) of the Company and the Bank, (2) the expected social and economic effects on the communities within which the Company and the Bank operate, and (3) the consideration being offered by the other corporation in relation (a) to the then current value of the Company as determined by a freely negotiated transaction and (b) to the Board of Directors' then estimate of the Company's future value as an independent entity. The enumerated factors are not exclusive, and the Board may consider other relevant factors.

     This Article has been included in the Company's Articles of Incorporation because the Bank is charged with providing support to and being involved with the communities it serves. As a result, the Board believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the consideration being offered in relation to the then market or book value of the Common Stock. No provisions of Georgia law specifically enumerate the factors a corporation's board of directors should consider in the event the corporation is presented with an acquisition proposal.

     While the value of the consideration offered to shareholders is the main factor when weighing the benefits of an acquisition proposal, the Board believes it appropriate also to consider all other relevant factors. For example, this Article directs the Board to evaluate the consideration being offered in relation to the then current value of the Company determined in a freely negotiated transaction and in relation to the Board's then estimate of the future value of the Company as an independent concern. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The Board believes that frequently the consideration offered in such a situation, even though it may be in excess of the then market value (i.e., the value at which shares are then currently trading), is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms which reflect not only the current value, but also the future value of the Company.

     One effect of this Article may be to discourage a tender offer in advance. Often an offeror consults the Board of a target corporation prior to or after commencing a tender offer in an attempt to prevent a contest from developing. In the opinion of the Board, this provision will strengthen its position in dealing with any potential offeror which might attempt to acquire the Company through a hostile tender offer. Another effect of this Article may be to dissuade shareholders who might be displeased with the Board's response to an acquisition proposal from engaging the Company in costly litigation.

     Article 14 of the Articles of Incorporation would not make an acquisition proposal regarded by the Board as being in the best interests of the Company more difficult to accomplish. It would, however, permit the Board to determine that an acquisition proposal was not in the best interests of the Company (and thus to oppose it) on the basis of the various factors deemed relevant. In some cases, such opposition by the Board might have the effect of maintaining the positions of incumbent management.

INDEMNIFICATION

     The Bylaws of the Company contain certain indemnification provisions which provide that directors, officers, employees or agents of the Company (collectively, the "insiders") will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding. In addition, the Bylaws provide that the Company will advance to its insiders reasonable expenses of any such proceeding, provided that such person furnishes the Company with (i) a written affirmation of such person's good faith belief that he or she has met the applicable standard of conduct and
(ii) a written undertaking to repay any advances if it is ultimately determined that such person is not entitled to indemnification.

     When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that the Company will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider acted in a manner he or she in good faith believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the shareholders or independent legal counsel in each specific case.

     The Bylaws of the Company also provide that the indemnification rights set forth in the Bylaws are not exclusive of other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. The Company can also provide for greater indemnification than that set forth in the Bylaws if it chooses to do so, subject to approval by the Company's shareholders. The Company may not, however, indemnify an insider for liability arising out of circumstances which constitute exceptions to limitation of an insider's liability for monetary damages. See "-- Limitation of Liability."

     The indemnification provisions of the Bylaws specifically provide that the Company may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not the Company would have had the power to indemnify against such liability.

     The Company is not aware of any pending or threatened action, suit or proceeding involving any of its insiders for which indemnification from the Company may be sought.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LIMITATION OF LIABILITY

     Article 11 of the Company's Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Company and to the shareholders of the Company for breach of a duty as a director. There is no elimination of liability for (1) a breach of duty involving appropriation of a business opportunity of the Company, (2) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit, or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. Article 11 does not eliminate or limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

     Article 11 was adopted by the Company pursuant to the Georgia Business Corporation Code which allows Georgia corporations to include in their Articles of Incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. Article 11 was included in the Company's Articles of Incorporation to encourage qualified individuals to serve and remain as directors of the Company. While the Company has not experienced any problems in locating directors, it could experience difficulty in the future as the Company's business activities increase and diversify. Article 11 was also included to enhance the Company's ability to secure liability insurance for its directors at a reasonable cost. The Company intends to obtain liability insurance covering actions taken by its directors in their capacities as directors. The Board of Directors believes that Article 11 will enable the Company to secure such insurance on terms more favorable than if such a provision were not included in the Articles of Incorporation.

AMENDMENTS

     Any amendment of Articles 7, 9, 11, 13 and 14 of the Company's Articles of Incorporation requires the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock, unless 2/3 of the entire Board of Directors approves the amendment. If 2/3 of the Board approves the amendment, the applicable provisions of Georgia law would govern, and the approval of only a majority of the outstanding shares of Common Stock would be required.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, the Company will have 1,000,000 shares of Common Stock outstanding (1,150,000 if the Underwriter's over-allotment option is exercised in full). These shares of Common Stock will be freely tradable without restriction by persons other than affiliates of the Company, which shares will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. A total of 280,000 shares beneficially owned by affiliates of the Company will be eligible for public sale pursuant to Rule 144, subject to the contractual and volume restrictions discussed below, beginning 180 days after the date of this Prospectus.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares of Common Stock for at least one year (including the prior holding period of any prior owner other than an affiliate) is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding each such sale. Purchasers of Common Stock in this offering or on the open market may resell those shares immediately, although affiliates of the Company will be subject to the volume and other limitations of Rule 144. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company for at least three months and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate) would be entitled to sell such shares under Rule 144(k) without regard to the limitations described above. Rule 144 defines an "affiliate" of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such company. Affiliates of a company generally include its directors, officers and principal shareholders.

     Notwithstanding the fact that Rule 144 would otherwise permit the sale of shares held by affiliates beginning 90 days after the date of this Prospectus, the Company and the organizers have each agreed with the Underwriter that they will not sell, contract to sell, or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of the Underwriter, except in limited circumstances.

     The Company intends to issue warrants to purchase up to an aggregate of 225,000 shares of Common Stock representing up to 22.5% of the Common Stock sold in the offering. The Company also intends to grant options to purchase up to an aggregate of 90,000 shares of Common Stock (representing up to 9.0% of the Common Stock sold in the offering) pursuant to the Stock Plan. The Company intends to register the shares issuable upon exercise of warrants and options granted under the Stock Plan. Upon such registration, such shares will be eligible for resale in the public market without restriction by persons who are not affiliates of the Company, and to the extent they are held by affiliates, pursuant to Rule 144 without application of the holding period requirements.

     Prior to the offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement among the Company and the Underwriter named below (the "Underwriting Agreement"), the Underwriter has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, the number of shares of Common Stock set forth opposite the Underwriter's name below.

                                                                          NUMBER OF
                                                           NUMBER OF    OVER-ALLOTMENT
UNDERWRITER                                               FIRM SHARES       SHARES
-----------                                               -----------   --------------
Interstate/Johnson Lane Corporation.....................   1,000,000       150,000

     The Underwriting Agreement provides that the obligations of the Underwriter are subject to approval of certain legal matters by counsel and to various other conditions customary in a firm commitment underwritten public offering. The Underwriter is obligated to purchase and pay for the shares offered by this Prospectus (other than those covered by the over-allotment option described below).

     The underwriting discount with respect to shares not purchased by the Company's directors and executive officers in this offering will equal 7.5% of the public offering price set forth on the cover page of this Prospectus, or $0.75 per share, while the underwriting discount with respect to shares purchased in this offering by the Company's directors and executive officers will equal 3.5% of the public offering price, or $0.35 per share.

     The Underwriter proposes to offer the shares of Common Stock being purchased directly to the public at the public offering price set forth on the cover page of this Prospectus, to certain securities dealers at such price less
a concession not in excess of $     per share. The Underwriter may allow, and
such selected dealers may reallow, a concession not in excess of $ per share to certain other brokers and dealers. After the initial public offering, the offering price and other selling terms may be changed.

     The Company has granted the Underwriter an option, exercisable within 30 days after the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the 7.5% underwriting discount. The Underwriter may purchase such shares only to cover over-allotments made in connection with this offering.

     The Underwriter does not intend to sell shares of Common Stock to any account over which it exercises discretionary authority.

     The Company and the organizers have each agreed with the Underwriter that they will not sell, contract to sell, or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of the Underwriter, except in limited circumstances. The Underwriter may from time to time be a customer of, engage in transactions with, and perform services for the Company or the Bank in the ordinary course of business.

     The Company has agreed to indemnify the Underwriter against, and to contribute to certain losses arising out of, certain liabilities including liabilities under the Securities Act or to contribute to payments that the Underwriter may be required to make in respect thereof.

     In connection with this offering, the Underwriter may purchase and sell Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions, and purchases to cover syndicate short positions created in connection with this offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock, and syndicate short positions involve the sale by the Underwriter of a greater number of shares of Common Stock than they are required to purchase from the Company in the offering. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq OTC Bulletin Board or otherwise, and these activities, if commenced, may be discontinued at any time.

                           SUPERVISION AND REGULATION

     The following discussion sets forth the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to the Company.

GENERAL

     The Company will be a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As such, the Company and, if applicable, its non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

     The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (1) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank; (2) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (3) it may merge or consolidate with any other bank holding company.

     The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that the Company, and any other bank holding company located in Georgia may now acquire a bank located in any other state, and any bank holding company located outside of Georgia may acquire any Georgia-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to June 1, 1997, a state had the ability either to "opt in" and accelerate the date after which interstate branching would be permissible or "opt out" and prohibit interstate branching altogether.

     In response to the Interstate Banking Act, the Georgia General Assembly adopted the Georgia Interstate Banking Act. The Georgia Interstate Banking Act provides that (1) interstate acquisitions by institutions located in Georgia are permitted in states that also allow national interstate acquisitions and (2) interstate acquisitions of institutions located in Georgia are permitted by institutions in states that allow national interstate acquisitions.

     The Georgia Interstate Branching Act permits Georgia-based banks and bank holding companies owning or acquiring banks outside of Georgia and all non-Georgia banks and bank holding companies owning or acquiring banks in Georgia to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish de novo branches throughout Georgia, thus removing a barrier to competition.

     The BHC Act generally prohibits the Company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be closely related to banking or managing or controlling banks. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

     The Bank's deposits will be insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent provided by law. The Bank will also be subject to numerous state and federal statutes and regulations that will affect its business, activities and operations, and it will be supervised and examined by one or more state or federal bank regulatory agencies.

     The Office of the Comptroller of the Currency ("OCC") will regularly examine the operations of the Bank and is given authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions. The OCC also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

     The Company is a legal entity separate and distinct from the Bank. The principal sources of cash flow of the Company, including cash flow to pay dividends to its shareholders, are dividends paid by the Bank. There are statutory and regulatory limitations on the payment of dividends by the Bank to the Company as well as by the Company to its shareholders.

     If, in the opinion of the OCC, the Bank were engaged in or about to engage in an unsafe or unsound practice (which, depending on the financial condition of the Bank, could include the payment of dividends), the OCC may require, after notice and hearing, that the Bank cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

     The payment of dividends by the Company and the Bank may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

     The Company and the Bank will be required to comply with the capital adequacy standards established by the Federal Reserve in the case of the Company and the OCC in the case of Bank. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve -- a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio (the "Total Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of Total Capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital").

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth (as will be the case for the Company) or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "Tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

     The Bank will be subject to risk-based and leverage capital requirements adopted by the OCC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

SUPPORT OF SUBSIDIARY INSTITUTIONS

     Under Federal Reserve policy, the Company is expected to act as a source of financial strength for, and to commit resources to support, the Bank. This support may be required at times when, absent such Federal Reserve policy, the Company may not be inclined to provide it. In addition, any capital loans by a bank holding company to the Bank are subordinate in right of payment to deposits and to certain other indebtedness of the Bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

PROMPT CORRECTIVE ACTION

     FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     The capital levels established for each of the categories are as follows:

                                                       TOTAL         TIER 1
            CAPITAL                   TIER 1        RISK-BASED     RISK-BASED
            CATEGORY                  CAPITAL         CAPITAL       CAPITAL           OTHER
            --------              ---------------   -----------   ------------   ----------------
Well Capitalized................    5% or more      10% or more    6% or more    Not subject to a
                                                                                     capital
                                                                                    directive
Adequately Capitalized..........    4% or more      8% or more     4% or more           --
Undercapitalized................   less than 4%      less than    Less than 4%          --
                                                        8%
Significantly
  Undercapitalized..............   less than 3%      less than    Less than 3%          --
                                                        6%
Critically Undercapitalized.....    2% or less
                                  tangible equity
                                                        --             --               --

     For purposes of the regulation, the term "tangible equity" includes core capital elements counted at Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The obligation of a controlling holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

FDIC INSURANCE ASSESSMENTS

     Pursuant to FDICIA, the FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized;
(2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995 ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

     Once the designated ratio for the BIF was reached in May 1995, the FDIC reduced the assessment rate applicable to BIF deposits in two stages, so that, beginning in 1996, the deposit insurance premiums for 92% of all BIF members in the highest capital and supervisory categories were set at $2,000 per year, regardless of deposit size. The FDIC elected to retain the existing assessment rate range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund.

     Recognizing that the disparity between the SAIF and BIF premium rates had adverse consequences for SAIF-insured institutions and other banks with SAIF assessed deposits, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits, the Deposit Insurance Funds Act of 1996 (the "Funds Act") was enacted on September 30, 1996. As directed by the Funds Act, the FDIC implemented a special one-time assessment of approximately 65.7 basis points (0.657%) on a depository institution's SAIF-insured deposits held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions).

     In addition, the FDIC has implemented a revision in the SAIF assessment rate schedule that effected, as of October 1, 1996 (1) a widening in the assessment rate spread among institutions in the different capital and risk assessment categories, (2) an overall reduction of the assessment rate range assessable on SAIF deposits ranging from 0 to 27 basis points, and (3) a special interim assessment rate range for the last quarter of 1996 of 18 to 27 basis points on institutions subject to Financing Corporation ("FICO") assessments. Effective January 1, 1997, assessments to help pay off the $780 million in annual interest payments on the $8 billion FICO bonds issued in the late 1980s as part of the government rescue of the thrift industry imposed on both BIF- and SAIF-insured deposits in annual amounts presently estimated at 1.29 basis points and 6.44 basis points, respectively. Beginning in January 2000, BIF- and SAIF-insured institutions will share the FICO interest costs at equal rates currently estimated 2.43 basis points.

     Under the FDICIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

PROPOSED LEGISLATION AND REGULATORY ACTION

     New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. It cannot be predicted whether or what form any proposed regulation or statute will be adopted or the extent to which the business of the Company may be affected by such regulation or statute.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia. Troutman Sanders LLP, Atlanta, Georgia is acting as counsel for the Underwriter in connection with certain legal matters relating to the shares of Common Stock offered hereby.

                                    EXPERTS

     The audited financial statements of the Company at September 30, 1998, and for the period from August 19, 1998 (inception) until September 30, 1998, set forth herein have been so included in reliance on the report of Mauldin & Jenkins, LLC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                            REPORTS TO SHAREHOLDERS

     Upon the effective date of the Registration Statement on Form SB-2 (together with all amendments to it, called the "Registration Statement") with respect to the shares of Common Stock offered by the Registration Statement, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission (the "Commission"). This reporting obligation will exist for at least one year and will continue for fiscal years thereafter, except that such reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year the Common Stock of the Company is held of record by less than 300 persons.

     At any time that the Company is not a reporting company, the Company will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Georgia Department of Banking and Finance (the "Department of Banking"). The Company's fiscal year ends on December 31. Additionally, the Company will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission the Registration Statement under the Securities Act, with respect to the shares of Common Stock offered by the Registration Statement. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the

Common Stock, reference is made to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the Registration Statement may be obtained at prescribed rates from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

     The Company and the organizers have filed or will file various applications with the FDIC, the Federal Reserve, the Department of Banking and the OCC. Such applications and the information they contain are not incorporated into this Prospectus. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available from the Company and information in public files and records maintained by the FDIC, the Federal Reserve, the Department of Banking and the OCC, is inconsistent with information presented in this Prospectus or provides additional information, such other information is superseded by the information presented in this Prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which no assurances can be made. The Company specifically disaffirms those projections for purposes of this Prospectus and cautions prospective investors against placing reliance on them for purposes of making an investment decision.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report................................  F-2
Balance Sheet September 30, 1998............................  F-3
Statement of Loss and Accumulated Deficit Period from August
  19, 1998, Date of Inception, to September 30, 1998........  F-4
Statement of Shareholders' Deficit Period from August 19,
  1998, Date of Inception, to September 30, 1998............  F-5
Statement of Cash Flows Period from August 19, 1998, Date of
  Inception, to September 30, 1998..........................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Community Capital Bancshares, Inc.
Albany, Georgia

     We have audited the accompanying balance sheet of Community Capital Bancshares, Inc., a development stage company, as of September 30, 1998, and the related statements of loss and accumulated deficit, stockholders' deficit and cash flows for the period from August 19, 1998, date of inception, to September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Capital Bancshares, Inc. as of September 30, 1998, and the results of its operations and its cash flows for the period from August 19, 1998, date of inception, to September 30, 1998, in conformity with generally accepted accounting principles.

Mauldin & Jenkins, LLC
Albany, Georgia
November 4, 1998

                       COMMUNITY CAPITAL BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                               SEPTEMBER 30, 1998

ASSETS
Cash in banks...............................................  $ 13,351
Property (Note 2)...........................................    38,934
Deferred stock offering costs (Note 1)......................    17,400
                                                              --------
                                                              $ 69,685
                                                              ========
LIABILITIES AND SHAREHOLDERS' DEFICIT
LIABILITIES
Due to organizers (Note 3)..................................  $ 80,000
Note payable to bank (Note 4)...............................    20,000
Note payable to finance company (Note 5)....................    28,107
Deferred compensation.......................................     8,332
Other liabilities...........................................     2,082
                                                              --------
     Total liabilities......................................   138,521
                                                              --------
COMMITMENTS (NOTES 2 AND 6)
SHAREHOLDERS' DEFICIT
Preferred Stock, par value not stated; 2,000,000 shares
  authorized; no shares issued..............................        --
Common Stock, $1.00 par value; 10,000,000 shares authorized;
  one share issued and outstanding..........................         1
Additional paid-in capital..................................     1,912
Deficit accumulated during the development stage............   (70,749)
                                                              --------
     Total shareholders' deficit............................   (68,836)
                                                              --------
                                                              $ 69,685
                                                              ========

See Notes to Financial Statements.

                       COMMUNITY CAPITAL BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   STATEMENT OF LOSS AND ACCUMULATED DEFICIT
                PERIOD FROM AUGUST 19, 1998, DATE OF INCEPTION,
                             TO SEPTEMBER 30, 1998

INCOME......................................................  $    --
                                                              -------
EXPENSES
Management salaries.........................................   18,332
Organization costs..........................................   45,000
Pre-opening expenses........................................    5,016
Interest....................................................    1,912
Automobile..................................................      151
Postage and telephone.......................................      338
                                                              -------
                                                               70,749
                                                              -------
NET LOSS FOR THE PERIOD AND ACCUMULATED DEFICIT.............  $70,749
                                                              =======

See Notes to Financial Statements.

                       COMMUNITY CAPITAL BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF SHAREHOLDERS' DEFICIT
                PERIOD FROM AUGUST 19, 1998, DATE OF INCEPTION,
                             TO SEPTEMBER 30, 1998

                                                                  DEFICIT
                                                                ACCUMULATED
                                 COMMON STOCK      ADDITIONAL   DURING THE        TOTAL
                              ------------------    PAID-IN     DEVELOPMENT   SHAREHOLDERS'
                              SHARES   PAR VALUE    CAPITAL        STAGE         DEFICIT
                              ------   ---------   ----------   -----------   -------------
Issue of Common Stock.......     1     $       1     $   --      $     --       $      1
Imputed interest on advances
  from organizers credited
  to capital surplus........    --            --      1,912            --          1,912
Net loss for the period
  August 19, 1998, date of
  inception, to September
  30, 1998..................    --            --         --       (70,749)       (70,749)
                                --     ---------     ------      --------       --------
Balance, September 30,
  1998......................     1     $       1     $1,912      $(70,749)      $(68,836)
                                ==     =========     ======      ========       ========

See Notes to Financial Statements.

                       COMMUNITY CAPITAL BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
                PERIOD FROM AUGUST 19, 1998, DATE OF INCEPTION,
                             TO SEPTEMBER 30, 1998

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(70,749)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Imputed interest on advances from organizers..............     1,912
  Deferred compensation.....................................     8,332
  Increase in accrued liabilities...........................     2,082
                                                              --------
     Net cash used in operating activities..................   (58,423)
                                                              --------
CASH FLOWS FROM INVESTING ACTIVITIES
Payment for option on property..............................   (10,000)
                                                              --------
     Net cash used in investing activities..................   (10,000)
                                                              --------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from advances by organizers........................    80,000
Proceeds from advances under line of credit.................    20,000
Payment on instalment loan..................................      (827)
Proceeds from issuance of Common Stock......................         1
Stock offering costs........................................   (17,400)
                                                              --------
     Net cash provided by financing activities..............    81,774
                                                              --------
Net increase in cash........................................    13,351
Cash at beginning of period.................................        --
                                                              --------
Cash at end of period.......................................  $ 13,351
                                                              ========
NONCASH TRANSACTION
Note to finance company incurred for purchase of
  automobile................................................  $ 28,934
                                                              ========

See Notes to Financial Statements.

                       COMMUNITY CAPITAL BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Community Capital Bancshares, Inc. (the "Company") was organized on August 19,1998, to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended, and to purchase 100% of the issued and outstanding capital stock of Albany Bank & Trust N.A. (the "Bank"), an association to be organized under the laws of the United States, which will conduct a general banking business in Albany, Georgia. The organizers have filed an application with the Office of the Comptroller of the Currency (the "OCC") to charter the proposed bank. The Company has filed an application to become a bank holding company with the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Georgia Department of Banking and Finance (the "DBF"). Upon obtaining regulatory approval, the Company will be a registered bank holding company subject to regulation by the Federal Reserve and the DBF.

     Activities since inception have consisted of the organizers of the Company and the Bank engaging in organizational and preopening activities necessary to obtain regulatory approvals and to prepare to commence business as a financial institution.

SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

Stock Offering Costs

     Stock offering costs incurred through September 30, 1998 represent fees paid to attorneys. Additional stock offering costs are expected to be incurred. Such costs will be charged to additional paid-in capital upon completion of the stock offering.

Income Taxes

     The Company will be subject to Federal and state income taxes when taxable income is generated. No income taxes have been accrued because of operating losses incurred during the pre-opening period.

Fiscal Year

     The Company will adopt a calendar year for both financial reporting and tax reporting purposes.

NOTE 2. PROPERTY

     The organizers hold an option to purchase the proposed site for the location of the Bank for an aggregate purchase price of $315,000. The option expires on or before

                       COMMUNITY CAPITAL BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

December 2, 1998. It is anticipated that the cost of construction of the building will be approximately $1,300,000, and that the total cost for the purchase of the site, construction of the building and furniture, fixtures and equipment will be approximately $1,865,000. At September 30, 1998, property includes $10,000 paid as a deposit on the property and $28,934 for the purchase of an automobile used by management of the Company.

NOTE 3. DUE TO ORGANIZERS

     The organizers have advanced $80,000 to the Company to pay for organizational expenses and other expenditures. The advances are noninterest bearing. In the event that the requisite approvals are obtained and the proposed stock offering is successfully completed, a portion of the proceeds of the offering will be used to repay the organizers' advances, without interest, to the extent such repayment is allowed by the OCC and other regulatory authorities. To the extent that repayment is not allowed by regulatory authorities, such advances, if any, will be considered as contributed capital.

     Interest on advances from organizers has been imputed at the prime rate (currently 8.5%), at which rate the Bank has received financing from a financial institution under a line of credit. (See Note 4).

NOTE 4. NOTE PAYABLE TO BANK

     The Company has obtained a revolving line of credit from The Bankers Bank for $750,000 with interest payable at the prime rate. The note is due on October 6, 1999 in one payment of the outstanding principal balance plus all unpaid accrued interest. The Company will pay regular quarterly interest payments of unpaid accrued interest beginning January 15, 1999, with all subsequent interest payments due on the same day of each quarter thereafter. The line of credit is guaranteed by the organizers of the Company. The effective prime rate of interest was 8.5% at September 30, 1998. As of September 30, 1998, the principal balance under this line of credit amounted to $20,000.

NOTE 5. NOTE PAYABLE TO FINANCE COMPANY

     The Company has obtained financing from a finance company for the purchase of an automobile with a total cost of $28,934. Finance charges of $855 have been included in the note at an annual rate of 1.917%. The loan is payable in 36 monthly payments of $827 each.

NOTE 6. EMPLOYMENT AGREEMENTS

     Effective August 1, 1998 and October 1, 1998, the Company and the Bank entered into separate agreements with Robert E. Lee and David C. Guillebeau, respectively, for the employment of Mr. Lee as President of the Company and President and Chief Executive Officer of the Bank and for the employment of Mr. Guillebeau as Executive Vice President of the Company and Executive Vice President and Senior Loan Officer of the Bank. Under the terms of the employment agreements, Mr. Lee will receive a salary of $110,000 per year and Mr. Guillebeau will receive a salary of $80,000 per year. Each

                       COMMUNITY CAPITAL BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

employee agreement provides that at the end of each year of operation, the employee will be entitled to receive a cash bonus, to be awarded by the Compensation Committee based on earnings of the Bank. Additionally, the employment agreements provide that the Company will grant Mr. Lee an incentive stock option to purchase a number of shares of Common Stock equal to 5% of the shares of Common Stock sold in the Company's offering and that the Company will grant Mr. Guillebeau an incentive stock option to purchase a number of shares of Common Stock equal to 2% of the shares of Common Stock sold in the offering. The options will vest ratable over five years at 20% per year with the first increment vesting on the one-year anniversary of the date of the Prospectus accompanying the Company's offering. The options will have an exercise price of $10.00 per share. The Company will also provide an automobile to Mr. Lee.

     The initial term of Mr. Lee's employment commenced on August 1, l998 and will continue for a period of five years. The initial term of Mr. Guillebeau's employment commenced on October 1, 1998 and will continue for a period of three years. At the end of the initial term of each employment agreement and at the end of each succeeding twelve-month period, each employment agreement will be extended for a successive twelve-month period unless either of the parties to each of the employment agreements gives notice to the other party to the employment agreement of its intent not to extend the employment agreement. In the event the employee dies or the Company or the Bank abandons its organizational efforts or certain terms and conditions are not met by December 31, 1999, neither the Company nor the Bank shall have any further obligations under the employment agreements. Employment may be terminated (1) at the election of the Bank and the Company for cause; (2) at the election of the employee if the Bank or the Company breach any material provision of the employment agreement or if there is a material diminution in the employee's powers, responsibilities or duties; or (3) upon the employee's death or disability. If employment is terminated by the Company without cause or terminated by the employee with cause, the Company will be obligated to pay specified termination benefits to the employee.

NOTE 7. YEAR 2000 ISSUES

     The Company and the Bank will rely heavily upon computers for the conduct of their business and for their information processing systems. Industry experts have expressed concern that there may be widespread computer malfunctions on January 1, 2000 if computers are unable to read the new year. The Company and the Bank will generally rely on software and hardware developed by independent third parties to provide the information systems used by them. The Company is currently negotiating with vendors and intends to seek assurances from any selected third party hardware or software systems providers that any products provided by them will be Year 2000 compliant.

     The Company intends to purchase information systems, including hardware and software products, only upon receipt of a certification that such products will be adequately programmed to address the Year 2000 issue. Based on information currently available, management believes that it will not incur significant costs in connection with the

                       COMMUNITY CAPITAL BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

Year 2000 issue. Nevertheless, some of the hardware and software products that either the Company or the Bank acquires may not be Year 2000 compliant, and one cannot predict with certainty the costs the Company or the Bank will incur to respond to any Year 2000 issue.

NOTE 8. COMMON STOCK OFFERING

     The Company plans to file a Registration Statement on Form SB-2 with the Securities and Exchange Commission offering for sale 1,000,000 shares of the Company's $1.00 par value common stock at a price of $10.00 per share. The organizers intend to purchase an aggregate of 275,000 shares of Common Stock in the offering at a price of $10.00 per share.

     In recognition of the efforts made and financial risks undertaken by the organizers in organizing the Company and the Bank, the organizers will be issued warrants to purchase additional Common Stock at a ratio of one warrant for each share of Common Stock purchased in the offering, up to a limit of 15,000 warrants for any one organizer. As a result, a maximum of 225,000 warrants may be issued to the organizers. The issuance of these warrants is subject to regulatory approval. The warrants will vest in 20% annual increments beginning on the one-year anniversary of the date of the Prospectus accompanying the offering. Vested warrants will be exercisable for the ten-year period following the date of the Prospectus or for 90 days after a warrant holder ceases to be a director, whichever is shorter. Each warrant will be exercisable at a price of $10.00 per share subject to adjustment for stock splits, recapitalization, or other similar events.

------------------------------------------------------
------------------------------------------------------

  PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO ONE HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
  Summary.............................
  Risk Factors........................
  Cautionary Statement About Forward-
    Looking Statements................
  Use of Proceeds.....................
  Capitalization......................
  Dividends...........................
  Management's Discussion and Analysis
    of Financial Condition and Plan of
    Operations........................
  Proposed Business of the Company and
    the Bank..........................
  Management..........................
  Executive Compensation..............
  Certain Relationships and Related
    Transactions......................
  Description of Capital Stock of the
    Company...........................
  Certain Provisions of the Articles
    of Incorporation and Bylaws.......
  Shares Eligible for Future Sale.....
  Underwriting........................
  Supervision and Regulation..........
  Legal Matters.......................
  Experts.............................
  Reports to Shareholders.............
  Additional Information..............
  Index to Financial Statements.......  F-1

  UNTIL           1999 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT BUY, SELL OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                1,000,000 SHARES

                               COMMUNITY CAPITAL
                                BANCSHARES, INC.

                        A PROPOSED BANK HOLDING COMPANY

                                      FOR

                            ALBANY BANK & TRUST N.A.
                               (IN ORGANIZATION)

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            INTERSTATE/JOHNSON LANE
                                  CORPORATION

                                          , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Consistent with the applicable provisions of the laws of Georgia, the Registrant's Bylaws provide that the Registrant shall have the power to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director, officer, employee or agent is proper because he or she met the applicable standard of conduct shall be made (1) by the Board of Directors of the Registrant, (2) in certain circumstances, by independent legal counsel in a written opinion or (3) by the affirmative vote of a majority of the shares entitled to vote.

     In addition, Article 11 of the Registrant's Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no elimination of liability for (1) a breach of duty involving appropriation of a business opportunity of the Registrant, (2) an act or omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Articles of Incorporation do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant's Common Stock, $1.00 par value, are as follows:

Securities and Exchange Commission Registration Fee.........  $  3,197
National Association of Securities Dealers, Inc. Filing
  Fee*......................................................
Blue Sky Fees and Expenses*.................................
Legal Fees and Expenses*....................................
Accounting Fees and Expenses*...............................
Printing and Engraving Expenses*............................
Mail and Distribution*......................................
Miscellaneous*..............................................
                                                              --------
          Total.............................................  $
                                                              ========

-------------------------

     * To be furnished by amendment.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     On August 19, 1998, the Registrant issued to Robert E. Lee, in a private placement, one share of the Registrant's Common Stock, $1.00 par value per share, for an aggregate price of $1.00 in connection with the organization of the Company. The sale to Mr. Lee was exempt from registration under the Securities Act pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

ITEM 27.  EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
 1.1*     Form of Underwriting Agreement
 3.1      Articles of Incorporation
 3.2      Bylaws
 4.1*     Specimen Common Stock Certificate
 4.2      See Exhibits 3.1 and 3.2 for provisions of the Articles of
          Incorporation and Bylaws defining rights of holders of the
          Common Stock
 5.1*     Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP
10.1*     Purchase Agreement for main office property dated November
          20, 1998
10.2*     Lease for modular facility dated           , 1998
10.3      Amended and Restated Employment Agreement dated August 19,
          1998, among Albany Bank & Trust, N.A. (In Organization),
          Community Capital Bancshares, Inc. and Robert E. Lee
10.4      Employment Agreement, dated October 1, 1998, among Albany
          Bank & Trust, N.A. (In Organization), Community Capital
          Bancshares, Inc. and David C. Guillebeau, as Amended
          November 9, 1998.
10.5      Form of Community Capital Bancshares, Inc. Organizers'
          Warrant Agreement
10.6      Community Capital Bancshares, Inc. 1998 Stock Incentive Plan
10.7      Form of Community Capital Bancshares, Inc. Incentive Stock
          Option Award
21.1      List of Subsidiaries
23.1      Consent of Mauldin & Jenkins, LLC
23.2*     Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit 5.1)
24.1      Power of Attorney (Reference is made to page II-5)
27.1      Financial Data Schedule (for SEC use only)

-------------------------

     * To be filed by amendment.

ITEM 28.  UNDERTAKINGS.

     The Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes as follows:

     (a)(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

        (iii) Include any additional or changed material information on the plan of distribution.

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

     The Registrant hereby undertakes as follows:

     (b)(1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

        (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the city of Albany, State of Georgia, on December 3, 1998.

                                     COMMUNITY CAPITAL BANCSHARES, INC.

                                     By:          /s/ ROBERT E. LEE
                                        ----------------------------------------
                                                     Robert E. Lee
                                                       President

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Robert E. Lee and David C. Guillebeau, and each of them, their respective attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

                SIGNATURE                             TITLE                   DATE
                ---------                             -----                   ----

        /s/ CHARLES M. JONES, III           Chairman and                 December 3, 1998
------------------------------------------    Chief Executive Officer
          Charles M. Jones, III

           /s/ VAN CISE KNOWLES             Director                     December 3, 1998
------------------------------------------
             Van Cise Knowles

            /s/ ROBERT E. LEE               President and Director       December 3, 1998
------------------------------------------    (principal executive,
              Robert E. Lee                   financial and accounting
                                              officer)

          /s/ CORINNE C. MARTIN             Director                     December 3, 1998
------------------------------------------
            Corinne C. Martin

                SIGNATURE                             TITLE                   DATE
                ---------                             -----                   ----

          /s/ WILLIAM F. MCAFEE             Director                     December 3, 1998
------------------------------------------
            William F. McAfee

          /s/ C. RICHARD LANGLEY            Director                     December 3, 1998
------------------------------------------
            C. Richard Langley

        /s/ BENNETT D. COTTEN, JR.          Director                     December 3, 1998
------------------------------------------
          Bennett D. Cotten, Jr.

        /s/ JANE ANNE D. SULLIVAN           Director                     December 3, 1998
------------------------------------------
          Jane Anne D. Sullivan

        /s/ JOHN P. VENTULETT, JR.          Director                     December 3, 1998
------------------------------------------
          John P. Ventulett, Jr.

            /s/ JAMES D. WOODS              Director                     December 3, 1998
------------------------------------------
              James D. Woods

         /s/ ROBERT M. BEAUCHAMP            Director                     December 3, 1998
------------------------------------------
           Robert M. Beauchamp

           /s/ GLENN A. DOWLING             Director                     December 3, 1998
------------------------------------------
             Glenn A. Dowling

           /s/ MARY HELEN DYKES             Secretary and Director       December 3, 1998
------------------------------------------
             Mary Helen Dykes

          /s/ MARK M. SHOEMAKER             Director                     December 3, 1998
------------------------------------------
            Mark M. Shoemaker

         /s/ LAWRENCE B. WILLSON            Director                     December 3, 1998
------------------------------------------
           Lawrence B. Willson

                               INDEX TO EXHIBITS

 1.1*   Form of Underwriting Agreement
 3.1    Articles of Incorporation
 3.2    Bylaws
 4.1*   Specimen Common Stock Certificate
 4.2    See Exhibits 3.1 and 3.2 for provisions of the Articles of
        Incorporation and Bylaws defining rights of holders of the
        Common Stock
 5.1*   Legal Opinion of Powell Goldstein Frazer & Murphy LLP
10.1*   Purchase Agreement for main office property dated November
        20, 1998
10.2*   Lease for modular facility dated           , 1998
10.3    Amended and Restated Employment Agreement, dated August 19,
        1998, among Albany Bank & Trust, N.A. (In Organization),
        Community Capital Bancshares, Inc. and Robert E. Lee
10.4    Employment Agreement, dated October 1, 1998, among Albany
        Bank & Trust, N.A. (In Organization), Community Capital
        Bancshares, Inc. and David C. Guillebeau, as Amended
        November 9, 1998.
10.5    Form of Community Capital Bancshares, Inc. Organizers'
        Warrant Agreement
10.6    Community Capital Bancshares, Inc. 1998 Stock Incentive Plan
10.7    Form of Community Capital Bancshares, Inc. Incentive Stock
        Option Agreement
21.1    List of Subsidiaries
23.1    Consent of Mauldin & Jenkins, LLC
23.2*   Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit 5.1)
24.1    Power of Attorney (Reference is made to page II-3)
27.1    Financial Data Schedule (for SEC use only)

-------------------------

     * To be filed by amendment.